                                                                   Exhibit 10.18


                            STOCK PURCHASE AGREEMENT

                                  by and among

                       SPECTRUM HEALTHCARE SERVICES, INC.,

          THE BENEFICIAL OWNERS OF SPECTRUM HEALTHCARE SERVICES, INC.,

                               TEAM HEALTH, INC.,

                                       and

                    MADISON DEARBORN CAPITAL PARTNERS, L.P.,
                              AS THE REPRESENTATIVE




                           Dated as of March 29, 2002

                                TABLE OF CONTENTS

                                                                                              Page
ARTICLE 1 DEFINITIONS.......................................................................    1

    Section 1.1           Definitions.......................................................    1

ARTICLE 2 PURCHASE AND SALE.................................................................   10

    Section 2.1           Purchase and Sale of Acquired Shares and Prudential Note..........   10
    Section 2.2           Purchase Price Adjustments........................................   10
    Section 2.3           The Closing.......................................................   12
    Section 2.4           Repayment of Indebtedness.........................................   13
    Section 2.5           Intercompany Accounts.............................................   13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY.............................   13

    Section 3.1           Organization and Qualification....................................   14
    Section 3.2           Subsidiaries......................................................   14
    Section 3.3           Capitalization....................................................   14
    Section 3.4           Authority of the Company..........................................   15
    Section 3.5           Compliance with Laws..............................................   16
    Section 3.6           Health Care Matters...............................................   16
    Section 3.7           Physician Independent Contractors. ...............................   17
    Section 3.8           Advisory and Other Fees...........................................   18
    Section 3.9           Taxes.............................................................   18
    Section 3.10          Corporate Records.................................................   19
    Section 3.11          Litigation........................................................   19
    Section 3.12          Financial Statements..............................................   19
    Section 3.13          Transactions with Affiliates......................................   20
    Section 3.14          Real Properties...................................................   20
    Section 3.15          Absence of Undisclosed Liabilities. ..............................   21
    Section 3.16          Absence of Certain Developments. .................................   21
    Section 3.17          Assets............................................................   22
    Section 3.18          Proprietary Rights................................................   23
    Section 3.19          Contracts.........................................................   23
    Section 3.20          Insurance.........................................................   25
    Section 3.21          Permits...........................................................   25
    Section 3.22          Employee Benefit Plans............................................   25
    Section 3.23          Employees; Labor Matters..........................................   26
    Section 3.24          Environmental Matters.............................................   27
    Section 3.25          Material Customers................................................   27
    Section 3.26          Employee Relations................................................   28
    Section 3.27          Officers, Directors and Employees. ...............................   29
    Section 3.28          Disclosure........................................................   29
    Section 3.29          Closing Date......................................................   29

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
ARTICLE 4 REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS.............................. 30

    Section 4.1           Existence and Power...............................................   30
    Section 4.2           Organizational Authorization......................................   30
    Section 4.3           Governmental Authorization........................................   30
    Section 4.4           Noncontravention..................................................   30

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER.......................................   31

    Section 5.1           Existence and Power...............................................   31
    Section 5.2           Organizational Authorization......................................   31
    Section 5.3           Governmental Authorization........................................   31
    Section 5.4           Noncontravention..................................................   31
    Section 5.5           Financing.........................................................   31
    Section 5.6           Purchase for Investment...........................................   31
    Section 5.7           Finder's Fees.....................................................   31
    Section 5.8           Solvency..........................................................   32

ARTICLE 6 COVENANTS OF THE COMPANY..........................................................   32

    Section 6.1           Conduct of the Company and its Subsidiaries. .....................   32
    Section 6.2           Confidentiality...................................................   35
    Section 6.3           Access............................................................   35
    Section 6.4           Exclusive Dealing.................................................   35
    Section 6.5           Closing Options and Bonuses.......................................   35

ARTICLE 7 COVENANTS OF THE BUYER............................................................   36

    Section 7.1           Confidentiality...................................................   36
    Section 7.2           Access............................................................   36
    Section 7.3           Director and Officer Liability and Indemnification................   36
    Section 7.4           Employment and Benefit Arrangements...............................   36
    Section 7.5           Regulatory Filings................................................   37
    Section 7.6           Contact with Employees, Customers and Suppliers...................   37
    Section 7.7           Notification......................................................   37
    Section 7.8           D&O Insurance.....................................................   37
    Section 7.9           Financing.........................................................   37

ARTICLE 8 ADDITIONAL COVENANTS OF THE SELLERS AND THE BUYER.................................   38

    Section 8.1           Best Efforts; Further Assurances..................................   38
    Section 8.2           Further Cooperation...............................................   38
    Section 8.3           Public Announcements..............................................   38
    Section 8.4           Transfer Taxes....................................................   38
    Section 8.5           Acknowledgment by the Buyer.......................................   38
    Section 8.6           Employee Benefit Plans............................................   39
    Section 8.7           Disclosure Generally..............................................   41
    Section 8.8           Use of Spectrum Name..............................................   41
    Section 8.9           Prudential Note...................................................   41
    Section 8.10          Fund Dissolution..................................................   41
    Section 8.11          Certain Licenses..................................................   42

ARTICLE 9 CONDITIONS TO CLOSING.............................................................   42

    Section 9.1           Conditions to the Buyer's Obligations. ...........................   42
    Section 9.2           Conditions to the Sellers' Obligations. ..........................   44

ARTICLE 10 TERMINATION......................................................................   45

    Section 10.1          Termination.......................................................   45
    Section 10.2          Effect of Termination.............................................   46

ARTICLE 11 INDEMNIFICATION AND RELATED MATTERS..............................................   46

    Section 11.1          Survival..........................................................   46
    Section 11.2          Indemnification...................................................   47
    Section 11.3          Certain Tax Matters...............................................   52

ARTICLE 12 NON COMPETE......................................................................   58

    Section 12.1          Noncompetition, Nonsolicitation, and Confidentiality..............   58
    Section 12.2          Nonsolicitation by the Buyer......................................   61
    Section 12.3          Noncompetition and Nonsolicitation of Aramark. ...................   61

ARTICLE 13 MISCELLANEOUS....................................................................   63

    Section 13.1          Notices...........................................................   63
    Section 13.2          Amendments and Waivers............................................   64
    Section 13.3          Construction; Severability........................................   65
    Section 13.4          Expenses..........................................................   65
    Section 13.5          Successors and Assigns............................................   65
    Section 13.6          Governing Law.....................................................   66
    Section 13.7          Jurisdiction......................................................   66
    Section 13.8          Waiver of Jury Trial..............................................   66
    Section 13.9          Counterparts; Third Party Beneficiaries. .........................   66
    Section 13.10         Entire Agreement..................................................   66

List of Exhibits

Exhibit A  Form of Prudential Note
Exhibit B  Form of Escrow Agreement
Exhibit C  Executed Commitment Letter
Exhibit D  Matters to be Covered in K&E Opinion
Exhibit E  Form of Indemnification Agreement
Exhibit F  Form of Guaranty
Exhibit G  Form of Separation Side Letter
Exhibit H  List of Resigning Officers and Directors
Exhibit I  Matters to be Covered in H3GM Opinion
Exhibit J  Calculation of Target Working Capital
Exhibit K  Reviewed State Tax Returns

                            STOCK PURCHASE AGREEMENT

         This STOCK PURCHASE AGREEMENT (this "Agreement") is made as of March 29, 2002, by and among Spectrum Healthcare Services, Inc., a Delaware corporation (the "Company"), each of the Persons set forth on the "Schedule of Sellers" hereto, each of which is as of the date hereof a beneficial owner of the Company (each a "Seller" and, collectively, the "Sellers"), Team Health, Inc., a Tennessee corporation (the "Buyer"), and Madison Dearborn Capital Partners, L.P., in its capacity as representative of each of the Sellers (the "Representative"). Unless otherwise provided, capitalized terms used herein are defined in Article 1 below.

         WHEREAS, upon the terms and subject to the conditions set forth herein, the Buyer desires to acquire from the Sellers (other than Prudential) and the Sellers (other than Prudential) desire to sell to the Buyer, all of the then issued and outstanding shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), and the Buyer desires to acquire from Prudential, and Prudential desires to sell to the Buyer, the Prudential Note;

         WHEREAS, Spectrum Holdings of Delaware, LLC, a Delaware limited liability company ("Holdings"), currently owns 9,221,294 shares of Common Stock; and

         WHEREAS, the Sellers, Holdings and the Company are parties to that certain Distribution and Repurchase Agreement of even date herewith (the "Distribution and Repurchase Agreement") pursuant to which, after the date hereof and prior to the Closing, Holdings will, subject to the terms and conditions set forth therein, distribute certain of the shares of Common Stock to the Sellers and following such distributions the Company will, subject to the terms and conditions set forth therein, repurchase the shares of Common Stock held by Holdings and one of the Sellers.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE 1
                                  DEFINITIONS

         SECTION 1.1 DEFINITIONS.

         "Acquired Shares" means all of the issued and outstanding shares of Common Stock following the distributions and repurchases pursuant to the Distribution and Repurchase Agreement. For the avoidance of doubt, Acquired Shares do not include any Repurchased Shares.

         "Affiliate" means (except as otherwise specifically defined herein), as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

         "Affiliated Group" means an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state or local income Tax law).

         "Allocable Portion" means, with respect to the share of any Seller in a particular amount, that fraction equal to such Seller's Seller Percentage.

         "Cash" means cash, cash equivalents and marketable securities, however and wherever held (including, without limitation, restricted cash).

         "Closing Cash" means the aggregate balance of all Cash held by or for the benefit of the Company or any Subsidiary (including, without limitation, Related Entities) as of the close of business on the day immediately preceding the Closing Date after giving effect to the elimination of intercompany accounts as contemplated by Section 2.5; provided however, that if the restricted cash required to be held by Healthcare Resources Medical Associates, Inc. as of the close of business on the day immediately preceding the Closing Date exceeds $50,000, then for purposes of the calculation of Closing Cash hereunder, Closing Cash will be deemed to not include 50% of the amount by which such restricted cash exceeds $50,000.

         "Closing Indebtedness" means the balance of all outstanding Indebtedness as of the close of business on the day immediately preceding the Closing Date after giving effect to the elimination of intercompany accounts as contemplated by Section 2.5.

         "Closing Option and Bonus Amount" means an amount of cash, determined by the Company's Board of Directors in its sole discretion at or prior to the Closing Date, which will be paid out by the Company to one or more of its and/or its Affiliates' employees immediately before the consummation of the transactions contemplated by Section 2.1, which payments may, without limitation, be in consideration for the cancellation of certain options such employees have to acquire common units of Holdings.

         "Closing Working Capital" means the net book value of the Working Capital of the Company as of the close of business on the day immediately preceding the Closing Date after giving effect to the elimination of intercompany accounts as contemplated by Section 2.5.

         "Code" means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

         "Employee Benefit Plan" means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of the Company or any Subsidiary or any beneficiary or dependent thereof that is sponsored or maintained by the Company or any Subsidiary or to which the Company or any Subsidiary contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, sick leave or similar paid time off benefit, stock purchase, stock option, continuing professional education, severance, employment, change of control or other material fringe benefit plan, program or agreement. Employee Benefit Plans include any such plan, program, policy, practice or other arrangement that is sponsored or maintained by the Company or any Subsidiary covering: persons providing services to Company or any Subsidiary as a Leased Employee as defined under Code Section 414(n); persons employed by Company who provide services as Leased Employees to others; and persons who are independent contractors with respect to Company or any Subsidiary.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow Agent" means the Person serving as the escrow agent under the Escrow Agreement.

         "Escrow Agreement" means the Escrow Agreement, by and among the Sellers, the Buyer and the Representative, to be entered into prior to or in connection with the Closing, substantially in the form of Exhibit B hereto.

         "Escrow Fund" has the meaning given to such term in the Escrow
Agreement.

         "Estimated Gross Per Share Common Value" means the result of (i) the sum of (A) all of the outstanding principal and interest amounts owing to the Company under the Intercompany Note as of the close of business on the day immediately preceding the Closing Date after giving effect to any transactions undertaken in connection with the elimination of Intercompany Accounts pursuant to Section 2.5 and (B) the Estimated Purchase Price, divided by (ii) the aggregate number of shares of Common Stock issued and outstanding as of immediately prior to the repurchase transactions contemplated by Section 2 of the Distribution and Repurchase Agreement (i.e., including all Repurchased Shares).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

         "Existing Credit Agreement" means that certain Second Amended and Restated Loan Agreement, dated as of November 17, 2000 (as the same may from time to time be amended, restated, supplemented or otherwise modified), by and among the Company, Spectrum Healthcare, Inc., the various lending institutions party thereto, Fleet National Bank, as administrative agent, Firstar Bank, N.A., as documentation agent, Bank of America, N.A., as syndication agent, and Fleet Securities, Inc., as arranger.

         "GAAP" means United States generally accepted accounting principles, consistently applied.

         "Guaranty Obligation" means the guaranty described in item 4. on
Schedule 3.13 hereto and each surety bond indemnity agreement described in item
3. on Schedule 3.15 hereto.

         "Indebtedness" means, as of a given time, without duplication, all amounts owing as of such time under the agreements or instruments, if any, specified on Schedule 1.1 and all amounts owing with respect to the Existing Credit Agreement, including without limitation, any accrued interest or fees, the net amounts due related to any interest rate swap or letter of credit obligation (or related to the cancellation thereof), termination or prepayment fees, and any other fees and expenses payable under the Existing Credit Agreement or as a result of its termination; provided that the Prudential Note shall not be deemed to be Indebtedness as defined herein.

         "Intercompany Note" means the Subordinated Intercompany Promissory Note in the original principal amount of $25,656,868 issued by Spectrum Healthcare of Delaware, Inc. to the Company on November 30, 2001.

         "Knowledge" and "aware" and terms of similar import mean, (i) with respect to an individual, the actual knowledge of such individual after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question and (ii) with respect to an entity, the actual knowledge of the executive officers and directors of such Person, in each case after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question consistent with the standard appropriate for a Person having or holding the title or office of such executive officer or director; provided that if the individual or entity is the Company or a Seller, "knowledge" and "aware" and terms of similar import mean the actual knowledge of Julian L. Carr, Jr., James Moore, Cathy Vivirito, JoAnn Zintel, Ruth Kim, Mel Mahoney, George Tracy, Richard Miles and Sally Powers, in each case after making reasonable inquiry and exercising reasonable diligence with respect to the particular matter in question consistent with the standard appropriate for an individual having or holding the title or office of such individual).

         "Loss" means, with respect to any Person, any damage, liability, demand, claim, action, cost, imposed Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys' fees and expenses against or affecting such Person; provided that "Loss" shall not include any form of consequential or punitive damages except consequential or punitive damages awarded to third parties.

         "Material Adverse Effect" means a material adverse effect which has occurred or occurs to the business, operations, assets, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; it being understood that changes relating to the economy or factors affecting the industry generally as well as changes arising from or relating to this transaction, shall be excluded from the definition of "Material Adverse Effect."

         "Person" means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

         "Proprietary Rights" means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice) and any reissues, continuations, continuations-in-part, revisions, extensions or reexaminations thereof; (ii) trademarks, service marks, trade dress, logos, trade names and corporate names, together with all goodwill associated therewith and all translations, adaptations, derivations and combinations of the foregoing; (iii) copyrights and copyrightable works, mask works; (iv) registrations, applications and renewals for any of the foregoing; (v) trade secrets and confidential information (including, without limitation, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial and accounting data, business and marketing plans, and customer and supplier lists and related information); (vi) computer software (including, without limitation, data, databases, proprietary information systems and documentation); (vii) other proprietary rights; and
(viii) all copies and tangible embodiments of the foregoing (in whatever form or medium).

         "Prudential" means Prudential Private Equity Investors III, L.P.

         "Prudential Note" means the promissory note issued by the Company, substantially in the form of Exhibit A hereto.

         "Related Entity" means any professional corporation or similar entity the day to day business and administrative affairs of which are managed by the Company or its Subsidiaries (other than any other Related Entities) and that has entered into a management agreement with the Company or any Subsidiary for such purpose, each of which are set forth on Schedule 3.2 hereto.

         "Repurchased Holdings Shares" means the number of shares of Common Stock repurchased by the Company from Holdings pursuant to the Distribution and Repurchase Agreement.

         "Repurchased Prudential Shares" means the number of shares of Common Stock repurchased by the Company from Prudential pursuant to the Distribution and Repurchase Agreement.

         "Repurchased Shares" means the Repurchased Holdings Shares and the Repurchased Prudential Shares.

         "Seller Percentage" means, with respect to a Seller, (i) the aggregate number of Acquired Shares sold by such Seller to the Buyer pursuant to this Agreement (or, in the case of Prudential, the number of Repurchased Prudential Shares) divided by (ii) the aggregate number of all Acquired Shares sold by all of the Sellers to the Buyer pursuant to this Agreement plus the number of Repurchased Prudential Shares; provided that if a determination of the Seller Percentages is required to be made prior to the Closing, until such time as the Closing has occurred, the Seller Percentages shall be based on the preceding definition of Seller Percentage as if the transactions under the Distribution and Repurchase Agreement and this Agreement were consummated on the date hereof.

         "SHS Executives" means Julian Carr, Jim Moore; Mel Mahoney and Bobbie Margalski (the "SHS Executives").

         "Significant Seller" means Madison Dearborn Capital Partners, L.P.; Healthcare Equity Partners, L.P.; Healthcare Equity QP Partners, L.P.; Prudential Private Equity Investors III, L.P.; the Julian L. Carr, Jr. Revocable Trust; and ARAMARK Organizational Services, Inc. (successor by merger to ARAMARK Health & Education Services, Inc.).

         "Subsidiary" means with respect to a Person, any entity the securities or other ownership interests of which having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are directly or indirectly owned by such Person and except as otherwise specifically noted herein, the Company's Subsidiaries shall be deemed to include the Related Entities.

         "Target Working Capital" means $8,377,591, which was calculated as set forth on Exhibit J hereto.

         "Tax" means any federal, state, local or foreign income, gross receipts, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, ad valorem/personal property, stamp, excise, occupation, sales, use, transfer, value added, alternative minimum, estimated or other tax, assessment, duty, fee, levy or other governmental charge, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Returns" means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of, any laws, regulations or administrative requirements relating to any Tax.

         "Working Capital" means, as of a given time, (i) the net book value of the current assets of the Company (excluding Cash and deferred and current tax assets) as of such time, minus (ii) the net book value of the current liabilities of the Company (excluding deferred and current tax liabilities such as accrued income taxes payable and excluding Indebtedness and any accruals for the net self insured retention under the Company's malpractice insurance policies ("SIR")) including, without limitation, accrued salary, bonuses, benefits and other compensation owing to the SHS Executives, as of such time, in each case determined on a consolidated basis, minus (iii) $125,000, which amount represents the parties' adjustment for SIR, and minus (iv) without duplication to any other adjustments, any accrued and unpaid Closing Option and Bonus Amount; provided, however, that all intercompany accounts to be cancelled as provided in Section 2.5 shall be excluded from the calculation of Working Capital. With respect to any calculation of Working Capital, the following accruals shall not be reduced or increased from the amount thereof at December 31, 2001 except for reductions for actual payment of liabilities or charge off of accounts receivable or the final determination or settlement of any amount determined to be payable with respect to such accrual: (i) bad debt reserve on accounts receivable; and (ii) the accrued liability balances of $500,000 and $281,136, respectively, included in the account analysis of General Ledger Account 257000 (Accrued-Other Expenses). With respect to any calculation of Working Capital, the Discretionary 401(k) and SERP plan accruals shall reflect an accrual rate not less than fifty percent (50%) of the maximum amounts of compensation eligible for a matching contribution for the period from January 1, 2002 to the Closing Date. With respect to any calculation of Working Capital, except as otherwise provided in this definition, no change in accounting principles will be made from those utilized in preparing the Latest Balance Sheet including, without limitation, with respect to the nature of accounts, types of reserves or accruals, and/or methodology and assumptions for determining the levels of reserves or accruals. For purposes of the preceding sentence, "changes in accounting principles" includes all changes in accounting principles, policies, practices, procedures or methodologies with respect to financial statements, their classification or their display, as well as all changes in practices, methods, conventions or assumptions utilized in making accounting estimates.

         Cross-References to Other Defined Terms. Each term listed below is defined in the Section of this Agreement listed opposite such term:

Term                                                   Section
----                                                   -------

Aramark                                                Section 12.1(a)
Actual Purchase Price                                  Section 2.2(b)
Agreement                                              Preface
Applicable Limitation Date                             Section 11.1
Approvals                                              Section 3.21
Audited Financial Statements                           Section 3.12(a)(ii)
Basket                                                 Section 11.2(b)(ii)
Buyer                                                  Preface
Buyer Comments                                         Section 11.3(b)(i)
Buyer Parties                                          Section 11.2
Buyer's Representatives                                Section 7.1
Buyer Tax Group                                        Section 11.3(a)(i)
Cap                                                    Section 11.2(b)(i)
Clinical Services                                      Section 3.7(b)
Closing                                                Section 2.3
Closing Date                                           Section 2.3
CMS                                                    Section 9.1(i)
Commitment Letter                                      Section 5.5
Common Stock                                           Recitals
Company                                                Preface
Company Proprietary Rights                             Section 3.18
Confidential Information                               Section 12.1(c)
Confidentiality Agreement                              Section 7.1
Covenantors                                            Section 12.1(a)
Customers                                              Section 3.25(b)
Distribution and Repurchase Agreement                  Recitals
Draft Computation                                      Section 2.2(b)
Environmental Requirements                             Section 3.24
Escrow Amount                                          Section 2.3(b)(iii)
Estimated Cash                                         Section 2.2(a)(ii)
Estimated Indebtedness                                 Section 2.2(a)(iii)
Estimated Purchase Price                               Section 2.2(a)
Estimated Working Capital Increase                     Section 2.2(a)(i)
Estimated Working Capital Decrease                     Section 2.2(a)(i)
Financing                                              Section 7.9
Financing Agreements                                   Section 7.9
Firm                                                   Section 2.2(b)
Governmental Authority                                 Section 3.5

Term                                                   Section
----                                                   -------
Guaranty                                               Section 9.1(j)
Healthcare Facility                                    Section 3.25(a)
Holdings                                               Preface
Company Tax Group                                      Section 11.3(a)(iii)
HSR Act                                                Section 3.4(b)
Indemnification Agreement                              Section 9.1(i)
Indemnified Party                                      Section 11.2(e)(i)
Indemnifying Party                                     Section 11.2(e)(i)
Individual Covenantors                                 Section 12.1(e)
Intercompany Accounts                                  Section 2.5
Joint Defense Proceeding                               Section 11.2(e)(iii)
Latest Balance Sheet                                   Section 3.12(a)(iii)
Laws                                                   Section 3.5
Leased Property                                        Section 3.14(b)
Liens                                                  Section 3.14(a)
Marks                                                  Section 8.8
Material Contracts                                     Section 3.19
Material Customers                                     Section 3.25
Mirror SRP                                             Section 8.6
Noncompete Period                                      Section 12.1(e)
Non-Military Line of Business                          Section 12.1(e)
Objection Notice                                       Section 2.2(b)
Other Material                                         Section 13.10
Physician Contract                                     Section 3.7(a)
Prime Contractor                                       Section 3.25(a)
Purchase Price                                         Section 2.1
Pre-Closing Period                                     Section 11.3(a)(ii)
Pre-Closing Period Returns                             Section 11.3(b)(i)
Real Property                                          Section 3.14(a)
Real Property Lease                                    Section 3.14(b)
Representative                                         Preface
Schedule                                               Article 3
Schedule of Sellers                                    Preface
Schedule Update                                        Section 3.29
Seller                                                 Section 2.1
Seller Comments                                        Section 11.3(b)(iii)
Seller Parties                                         Section 11.2(c)
Seller's Tax Obligation                                Section 11.3(b)
Seller Transaction Expenses                            Section 13.4
Separation Side Letter                                 Section 9.1(k)
SHD                                                    Section 8.11
SHR Audited Financial Statements                       Section 3.12(a)(ii)
SHS Audited Financial Statements                       Section 3.12(a)(i)
Spectrum 401(k) Plan                                   Section 8.6(a)
Stark Act                                              Section 3.6(b)

Term                                                   Section
----                                                   -------
Straddle Period                                        Section 11.3(a)(iv)
Straddle Period Returns                                Section 11.3(b)(ii)
Tax Benefit                                            Section 11.3(b)(vi)
Tax Cap                                                Section 11.3(d)(iii)
Tax Claim                                              Section 11.3(e)
Tax Obligation Statement                               Section 11.3(b)(iii)
Transaction Value                                      Section 2.1
Unaudited Financial Statements                         Section 3.12(a)(iii)
Welfare Benefits Transition Period                     Section 8.6(c)(i)


                           [Intentionally left blank]

                                   ARTICLE 2
                                PURCHASE AND SALE

         SECTION 2.1 PURCHASE AND SALE OF ACQUIRED SHARES AND PRUDENTIAL NOTE. Following the completion of the distribution and repurchase transactions contemplated by the Distribution and Repurchase Agreement, upon the terms and subject to the conditions set forth herein: (a) each Seller other than Prudential shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from each such Seller, all of the Acquired Shares then held by such Seller at a price per share equal to the Estimated Gross Per Share Common Value; and (b) Prudential shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase and acquire from Prudential, the Prudential Note for a purchase price equal to the original principal amount thereof. Subject to Section 2.2(c), the aggregate purchase price to be paid by the Buyer to the Sellers for the Prudential Note and the Acquired Shares (the "Purchase Price") at the Closing shall equal $147 million cash (the "Transaction Value"), as adjusted pursuant to Section 2.2(a); provided, however, that $10 million of the Purchase Price to be otherwise paid at the Closing shall be deposited by the Buyer with the Escrow Agent to be held and disbursed in accordance with the Escrow Agreement. The Purchase Price shall be allocated and paid to the Sellers pro rata based on each Seller's Seller Percentage.

         SECTION 2.2 PURCHASE PRICE ADJUSTMENTS.

                  (a) Closing Date Adjustments. At the Closing, the Purchase Price shall be adjusted dollar-for-dollar as set forth in this Section 2.2(a). The Purchase Price, as adjusted pursuant to this Section 2.2(a), is referred to herein as the "Estimated Purchase Price."

                           (i) Working Capital. On or before the Closing Date,
                  the Buyer and the Representative shall jointly in good faith estimate the amount by which Closing Working Capital exceeds Target Working Capital (such excess is referred to herein as an "Estimated Working Capital Increase") or the amount by which Closing Working Capital is less than Target Working Capital (such deficiency is referred to herein as an "Estimated Working Capital Decrease"). At the Closing, if there is an Estimated Working Capital Increase, then the Purchase Price shall be increased by the amount of such excess, or if there is an Estimated Working Capital Decrease, then the Purchase Price shall be decreased by the amount of such deficiency.

                           (ii) Cash. On or before the Closing Date, the Buyer
                  and the Representative shall jointly in good faith estimate the amount of Closing Cash (the "Estimated Cash"). At the Closing, the Purchase Price shall be increased by the amount of Estimated Cash.

                           (iii) Indebtedness. On or before the Closing Date,
                  the Buyer and the Representative shall jointly in good faith estimate the amount of Closing Indebtedness (the "Estimated Indebtedness"). At the Closing, the Purchase Price shall be decreased by the amount of Estimated Indebtedness.

                           (iv) Dispute Resolution. In the event the Buyer and
                  the Representative are unable to agree on the Estimated Working Capital Increase or the Estimated Working Capital Decrease, as the case may be, or the Estimated Cash or the Estimated Indebtedness as provided in Sections 2.2(a)(i) through (iii), each such estimate in dispute shall be the average of the good faith estimate of the Buyer and the good faith estimate of the Representative for such Section 2.2(a)(i), (ii) and/or (iii) as the case may be.

                  (b) Post-Closing Determination. Within 90 days after the Closing Date, the Buyer and its auditors shall prepare, and deliver to the Representative, (i) the Buyer's determinations of Closing Working Capital, Closing Cash and Closing Indebtedness, and (ii) the Buyer's calculation of the Actual Purchase Price (collectively, the "Draft Computation"). The Buyer and its auditors will make available to the Representative and its auditors all records and work papers used in preparing the Draft Computation. If the Representative disagrees with any aspect of the Draft Computation, the Representative may, within 60 days after receipt of the Draft Computation, deliver a notice (an "Objection Notice") to the Buyer setting forth the Representative's determination of Closing Working Capital, Closing Cash and/or Closing Indebtedness and the Representative's calculation of the Actual Purchase Price. The Buyer and the Representative shall use reasonable best efforts to resolve any disagreements as to the Draft Computation and the Objection Notice, but if they do not obtain a final resolution within 60 days after the Buyer has received the Objection Notice, the Buyer and the Representative shall jointly retain an independent accounting firm of recognized national standing (the "Firm") to resolve any remaining disagreements. If the Buyer and the Representative are unable to agree on the choice of the Firm, then the Firm shall be a "big-five" accounting firm (or a successor) selected by lot (after excluding one firm designated by the Buyer and one firm designated by the Representative). The Buyer and the Representative shall direct the Firm to render a determination within 30 days after its retention and the Buyer, the Representative and their respective agents shall cooperate with the Firm during its engagement. The Firm may consider only those items and amounts in the Draft Computation or Objection Notice which the Buyer and the Representative are unable to resolve. In resolving any disputed item, the Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The Firm's determination shall be based solely on written submissions by the Buyer and the Representative (i.e., not on independent review) and on the definitions included herein. The determination of the Firm shall be conclusive and binding upon each of the parties hereto. The Buyer and the Sellers shall bear the costs and expenses of the Firm based on the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

           The "Actual Purchase Price" means (i) the Transaction Value, plus
(ii) the amount, if any, by which Closing Working Capital exceeds Target Working Capital, minus (iii) the amount, if any, by which Closing Working Capital is less than Target Working Capital, plus (iv) the amount of Closing Cash, minus
(v) the amount of Closing Indebtedness, in each case as finally determined pursuant to this Section 2.2(b); provided that, in the event the Buyer and its auditors do not deliver the Draft Computation to the Representative within 90 days after the Closing Date, at the written election of the Representative, the Actual Purchase Price shall mean an amount equal to the Estimated Purchase Price.

                  (c) Post-Closing Adjustment.

                           (i) Payment by the Buyer. If the Actual Purchase
                  Price is greater than the Estimated Purchase Price, the Buyer shall, within five (5) business days after the final determination of the Actual Purchase Price, pay to the Representative (for the benefit of the Sellers in accordance with their respective Seller Percentages) an amount equal to such difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to 6% per annum. Such payment will be made by wire transfer or delivery of other immediately available funds.

                           (ii) Payment by the Sellers. If the Actual Purchase
                  Price is less than the Estimated Purchase Price, each Seller shall, within five (5) business days after the determination thereof, pay to the Buyer an amount equal to such Seller's Allocable Portion of such difference plus simple interest thereon from the Closing Date to the date of payment at an interest rate equal to 6% per annum. Such payments will be made by wire transfer or delivery of other immediately available funds.

                           (iii) Dispute. If, pursuant to Section 2.2(b) above,
                  there is a dispute as to the final determination of the Actual Purchase Price, the Buyer and the Sellers shall promptly pay to the other, as appropriate, such amounts as are not in dispute, together with interest thereon, pending final determination of such dispute pursuant to Section 2.2(b).

         SECTION 2.3 THE CLOSING.

                  (a) The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Kirkland & Ellis in Chicago, Illinois, at 10:00 A.M. on the third business day following full satisfaction or due waiver of all of the closing conditions set forth in Article 9 hereof (other than those to be satisfied at the Closing) or on such other date as is mutually agreeable to the Buyer and the Representative. The date and time of the Closing are referred to herein as the "Closing Date."

                  (b) Upon the terms and subject to the conditions set forth in this Agreement, the parties hereto shall consummate the following transactions on the Closing Date (but only after giving effect to all distributions of shares of Common Stock by Holdings to the Sellers and all repurchases of shares of Common Stock by the Company from Holdings and Prudential, in each case, pursuant to the Distribution and Repurchase Agreement):

                           (i) each Seller (other than Prudential) shall deliver
                  to the Buyer one or more stock certificates representing all of the Acquired Shares then held such Seller, if any, duly endorsed for transfer or accompanied by duly executed stock powers or other form of assignment and transfer;

                           (ii) Prudential shall deliver the Prudential Note,
                  accompanied by a duly executed assignment, to the Buyer;

                           (iii) the Buyer shall deliver to the Escrow Agent $10
                  million (the "Escrow Amount") cash by wire transfer of immediately available funds to the account designated by the Escrow Agent;

                           (iv) the Buyer shall deliver to the Representative
                  (for the benefit of the Sellers), by wire transfer of immediately available funds to the account(s) designated by the Representative, cash in an amount equal to the Estimated Purchase Price less the Escrow Amount; and

                           (v) the Buyer, the Company, the Representative and
                  the Sellers shall make such other deliveries as are required by and in accordance with Article 9 hereof.

         SECTION 2.4 REPAYMENT OF INDEBTEDNESS. Immediately after consummation of the transactions contemplated by Section 2.3(b), the Buyer shall pay on behalf of the Company, or cause the Company to repay, all of the Indebtedness in accordance with the terms thereof.

         SECTION 2.5 INTERCOMPANY ACCOUNTS. All balances (other than the Intercompany Note) between the Company and any of its Subsidiaries due and owing to or from Holdings or any of its Subsidiaries (other than the Company and its Subsidiaries) (the "Intercompany Accounts"), shall be canceled as of the close of business on the day immediately preceding the Closing Date (i.e., after the day immediately preceding the Closing Date the Company and its Subsidiaries shall not have any obligation to repay any Intercompany Accounts and the Company and its Subsidiaries shall no longer have the right to be paid in respect of any Intercompany Accounts). Notwithstanding anything to the contrary contained herein, the Sellers may cause the aforementioned settlement of the Intercompany Accounts to be accomplished by means of transfer, offset, assumption, cancellation, distribution, dividend, forgiveness, repayment, contribution or any combination of the foregoing; provided, however, that the settlement of such Intercompany Accounts shall be appropriately reflected in all Pre-Closing Period Returns and Straddle Period Returns. This Section 2.5 shall not require the cancellation of the Intercompany Note and the Intercompany Note shall remain outstanding at the close of business on the day immediately preceding the Closing Date and shall be transferred at the Closing to Holdings as provided in
Section 2 of the Distribution and Repurchase Agreement; provided that, for the avoidance of doubt, any amount outstanding under the Intercompany Note shall be excluded from the determinations of Working Capital and Indebtedness; provided further that, at the option of the Sellers, amounts outstanding under the Intercompany Note as of the close of business on the day immediately preceding the Closing Date may be increased or decreased in connection with any settlements undertaken in accordance with the prior sentence.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

         The Company represents and warrants to the Buyer that each statement contained in this Article 3 is correct and complete, with the exceptions set forth in the Schedules accompanying this Agreement (each a "Schedule" and, collectively, the "Schedules"). The Schedules shall constitute exceptions to this Article 3 whether or not any particular representation makes reference to a Schedule. The Schedules have been arranged for purposes of convenience only, as separately titled Schedules corresponding to the sections of this Article 3; however, each Schedule shall be deemed to incorporate by reference all information disclosed in any other Schedule to the extent such information clearly on its face applies to such first Schedule. Capitalized terms used in the Schedules and not otherwise defined therein shall have the meanings ascribed to such terms in this Agreement.

         SECTION 3.1 ORGANIZATION AND QUALIFICATION. The Company and each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its organization. The Company and each Subsidiary has full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased and where such business is currently conducted or proposed to be conducted. The copies of the Company's and each Subsidiary's certificate of incorporation and by-laws, each as amended to date and each heretofore made available to the Buyer and/or its agents, are complete and correct, and no amendments thereto are pending. The Company and each Subsidiary is duly licensed and qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification to do business necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect.

         SECTION 3.2 SUBSIDIARIES. The Company has no direct or indirect Subsidiaries other than those listed on Schedule 3.2 hereto. Except as set forth on Schedule 3.2 hereto, neither the Company nor any Subsidiary owns any securities issued by any other business organization or Governmental Authority (other than U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of business).

         SECTION 3.3 CAPITALIZATION.

                  (a) The total authorized capital stock of the Company consists of (i) 20,100,000 shares of Common Stock, of which 9,221,294 shares are issued and outstanding as of the date hereof, (ii) 100,000 shares of Class A Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding as of the date hereof, and (iii) 200,000 shares of Class B Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock are duly and validly issued and outstanding, and are fully paid and non-assessable. On the date hereof, all of the issued and outstanding shares of Common Stock are owned by Holdings, free and clear of all pledges, liens, encumbrances or other claims or charges, except pledges, liens, encumbrances or other claims or charges which will be released at or prior to the Closing. Other than the Distribution and Repurchase Agreement, there are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of the Company.

                  (b) All of the issued and outstanding shares of capital stock of each Subsidiary (other than any Related Entity) are duly and validly issued and outstanding, and are fully paid and non-assessable. All of the issued and outstanding shares of capital stock of each Subsidiary are directly or indirectly owned by the Company, free and clear of all pledges, liens, encumbrances or other claims or charges, except pledges, liens, encumbrances or other claims or charges which will be released at the Closing. There are no outstanding subscriptions, options, warrants, commitments, preemptive rights, agreements, arrangements or commitments of any kind for or relating to the issuance, sale, registration or voting of, or outstanding securities convertible into or exchangeable for, any shares of capital stock of any class or other equity interests of any Subsidiary.

                  (c) There are no outstanding or authorized stock appreciation, phantom stock, or similar rights with respect to the Company or any Subsidiary (other than any Related Entity). There are no voting trusts, proxies, or any other agreements or understandings with respect to the voting of the common stock of the Company or any Subsidiary. Other than the Distribution and Repurchase Agreement, neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of Common Stock.

         SECTION 3.4 AUTHORITY OF THE COMPANY.

                  (a) The Company has full right, power and authority to enter into this Agreement and each agreement, document and instrument to be executed and delivered by it pursuant to or as contemplated by this Agreement and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the performance of the Company's obligations hereunder have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and each agreement, document and instrument to be executed and delivered by the Company pursuant to this Agreement constitute, or will when executed and delivered constitute, valid and binding obligations of the Company, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  (b) The execution, delivery and performance by the Company of this Agreement and all other agreements contemplated hereby to which the Company is a party, the repurchase of common stock contemplated by the Distribution and Repurchase Agreement and the fulfillment of and compliance with the respective terms hereof and thereof by the Company do not and will not (i) materially conflict with or result in a material breach of the terms, conditions or provisions of, (ii) constitute a material default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the respective capital stock or assets of the Company or any of its Subsidiaries pursuant to, (iv) result in a material violation of, or (vi) require any material authorization, consent, approval, exemption or other material action by or material notice or declaration to, or material filing with (except for any actions required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 as amended (the "HSR Act")), any court or administrative or governmental body or agency, the charter, bylaws or similar organizational documents of the Company or any of its Subsidiaries, or any material law, statute, rule or regulation to which the Company or any of its Subsidiaries are subject, or any material agreement, instrument, order, judgment or decree to which the Company or any of its Subsidiaries are subject, except as set forth on Schedule
         3.4 hereto.

         SECTION 3.5 COMPLIANCE WITH LAWS. Except as set forth on Schedule 3.5 hereto, (i) the Company and each Subsidiary is in compliance with all applicable statutes, ordinances, orders, rules and regulations ("Laws") promulgated by any federal, state, municipal or other governmental authority (a "Governmental Authority") which apply to the conduct of its business, except where the failure to do so would not have a Material Adverse Effect, and (ii) during the preceding three years neither the Company nor any Subsidiary has received written notice of a material violation or an alleged material violation of any such Law.

         SECTION 3.6 HEALTH CARE MATTERS. Except as set forth on Schedule 3.6:

                  (a) To the Knowledge of the Company, all physicians contracting with or employed by the Company or any of its Subsidiaries have and are maintaining in good standing their license to practice medicine in the state(s) in which they practice medicine and their DEA controlled substances registration, except where the failure to have or maintain such license or registration in good standing would not have a Material Adverse Effect.

                  (b) To the Knowledge of the Company, no person or entity has submitted any claim for or on behalf of the Company or any of its Subsidiaries that violates any applicable self-referral law, including the Federal Ethics in Patient Referrals Act, 42 U.S.C. Section 13955nn (known as the "Stark Act"), or any applicable state self-referral law. To the Knowledge of the Company, no person or entity has submitted any claim for or on behalf of the Company or any of its Subsidiaries for payment to any payor source, either governmental or nongovernmental, in violation of any false claim or fraud law, including the "False Claim Act," 31 U.S.C. Section 3729, or any other applicable federal or state false claim or fraud law.

                  (c) To the Knowledge of the Company, no person or entity (including without limitation any current or former manager, officer, member, partner, independent contractor, or employee of the Company or any of its Subsidiaries), nor any agent acting on behalf of or for the benefit thereof, has directly or indirectly, (i) knowingly and willfully offered or paid or received any remuneration, in cash or in kind, to, or made any financial arrangements with, any past or present customers, past or present suppliers, contractors or third party payors in order to obtain business or payments from such persons other than entertainment activities in the ordinary and lawful course of business,
         (ii) knowingly and willfully given or agreed to give, or is aware that there has been made or that there is any agreement to make or to receive, any gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, supplier or potential supplier, contractor, third party payor other than in connection with promotional or entertainment expenses in the ordinary and lawful course of business, (iii) knowingly and willfully made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction (foreign or domestic) under which such payment, contribution or gift was made, (iv) knowingly and willfully established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason, (v) knowingly and willfully made, or agreed to make, or is aware that there has been made or that there is any agreement to make, any payment to any Person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment, or (vi) knowingly and willfully paid or offered to pay or accepted or offered to accept any remuneration for any referral to or by the Company or any of its Subsidiaries in violation of any applicable anti-kickback law, including the Federal Anti-Kickback Statute, 42 U.S.C. Section 1320a-7b(b), or any applicable state anti-kickback law.

                  (d) To the Knowledge of the Company, neither the Company nor any of its Subsidiaries (including without limitation any current or former manager, officer, member, partner, independent contractor, or employee of the Company or its Subsidiaries) has violated, been convicted of, charged with, or investigated for a Medicare, Medicaid, Champus, TRICARE or state or federal health program or law related offense, or violated, been convicted of, charged with, or investigated for a violation of federal or state law related to fraud, theft, embezzlement breach of fiduciary responsibility, financial misconduct, obstruction of an investigation or controlled substances, or has been excluded or suspended from participation in Medicare, Medicaid, Champus, TRICARE or any federal or state health program or been subject to any order or consent decree of, or criminal or civil fine or penalty imposed by, any court or governmental agency. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has entered into any agreement with (by employment or otherwise) any individual or entity that it knows or knew is sanctioned, suspended, debarred, excluded or otherwise prohibited from participation in a Federal Health Care Program, as defined in 42 U.S.C. Section 1320-7b(f), for the provision of items or services for which payment may be made under such Federal Health Care Program.

         SECTION 3.7 PHYSICIAN INDEPENDENT CONTRACTORS. Except as set forth on
Schedule 3.7:

                  (a) The Company and/or a Subsidiary has a written contract with all physician independent contractors (each a "Physician Contract") who currently render services for the Company or any of its Subsidiaries.

                  (b) All Physician Contracts are in full force and effect and do not require the physician's consent by reason of the transactions contemplated herein. The Company, each of its Subsidiaries and, to the Company's Knowledge, each physician independent contractor are in compliance in all material respects with the provisions thereof and have performed in all material respects all obligations required thereunder. To the Company's Knowledge, no act or event has occurred which, with or without the giving of notice or lapse of time or both, would constitute a default thereunder. To the Company's Knowledge, (i) each physician while providing clinical services (other than any administrative services related thereto) ("Clinical Services") to or through the Company or any of its Subsidiaries has always provided Clinical Services as an independent contractor regarding such Clinical Services for federal employment tax purposes, (ii) the Company has never issued a Form W-2 to any such physician in respect of such Clinical Services and (iii) the Company has annually issued a Form 1099 to each such physician in respect of such Clinical Services. During the seven year period prior to the date hereof, the Company and its Subsidiaries have not been the subject of an audit under Section 530(c) of the Revenue Act of 1978, as amended.

         SECTION 3.8 ADVISORY AND OTHER FEES. Neither Holdings, the Company, nor any Subsidiary has incurred nor shall any of them become liable for any advisory fee, broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement, other than an advisory fee payable to Lehman Brothers, which fee shall be paid as provided in Section 13.4.

         SECTION 3.9 TAXES. Except as set forth on Schedule 3.9 hereto:

                  (a) All United States federal income Tax Returns of or with respect to the Company and each Subsidiary required by Law to be filed have been timely filed and all other material Tax Returns of or with respect to the Company and each Subsidiary required by applicable federal, foreign, state, local or other Law to be filed have been filed, and all such Tax Returns are true and complete in all material respects.

                  (b) The Company and each Subsidiary has timely paid or caused to be paid as of the date hereof all Taxes due and payable by them whether or not shown on the Tax Returns referred to in Section 3.9(a), except as set forth on Schedule 3.9(a) or to the extent such Taxes (i) are being contested in good faith by the Company or any Subsidiary and
         (ii) are properly reserved for on the Audited Financial Statements (as hereinafter defined) as such reserves are adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries. The Company and each of its Subsidiaries has properly withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any shareholder, employee, creditor, independent contractor, or other third party. Neither the Company nor its Subsidiaries has any liability for violation of the safe harbor contained in Section 530(c) of the Revenue Act of 1978, as amended.

                  (c) No action, suit or proceeding is pending against or with respect to the Company's Taxes. There has not been any audit of any Tax Return filed by or with respect to the Company or any Subsidiary, no audit of any such Tax Return of or including the Company or any Subsidiary is in progress, and neither the Company nor any Subsidiary has been notified in writing by any taxing authority that any audit is contemplated or pending. No extension of time with respect to any date on which a Tax Return was or is to be filed by or with respect to the Company or any Subsidiary is in force, and no waiver or agreement by or with respect to the Company or any Subsidiary is in force for the extension of time for the assessment, payment or collection of any

         Taxes. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any Subsidiary is or may be subject to taxation by that jurisdiction.

                  (d) Neither the Company nor any Subsidiary is a party to, is bound by or has any obligation under, any agreement relating to allocating or sharing the payment of, or liability for, Taxes or has any liability for Taxes of any Person (other than members of the affiliated group, within the meaning of Section 1504(a) of the Code, filing consolidated federal income tax returns of which the Company is the common parent) under Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

                  (e) The Company and each Subsidiary has made all required estimated Tax payments sufficient to avoid any underpayment penalties. No closing agreement pursuant to Section 7121 of the Code or any similar provision of any state, local or foreign law has been entered into by or with respect to the Company or any Subsidiary. No assessment of Tax is proposed in writing against the Company or any Subsidiary or any of their properties or assets. No consent to the application of
         Section 341(f)(2) of the Code has been made or filed by or with respect to the Company or any Subsidiary or with respect to any of their properties or assets. Neither the Company nor any Subsidiary has agreed to or is required to make any adjustment for any period after the Closing Date pursuant to Section 481(a) of the Code by reason of any change in any accounting method, there is no application pending with any taxing authority requesting permission for any such change in any accounting method of the Company or any Subsidiary and the Internal Revenue Service has not proposed in writing any such adjustment or change in accounting method.

                  (f) The Company and its Subsidiaries have made available to the Buyer true, correct and complete copies of all Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary for the five (5) year period ending on the date hereof.

         SECTION 3.10 CORPORATE RECORDS. The corporate record books of the Company and each Subsidiary completely and accurately record all material corporate action taken by their respective stockholders and boards of directors and committees thereof. The copies of the corporate records of the Company and each Subsidiary, as made available by the Company to the Buyer and/or its agents, are true and complete copies of the originals of such documents.

         SECTION 3.11 LITIGATION. Except as set forth on Schedule 3.11 hereto,
(a) there are no actions, suits, investigations or other proceedings pending or, to the Sellers' Knowledge, threatened against the Company or any Subsidiary (or against any of their respective officers, directors, agents or employees, in each case in their capacity as officers, directors, agents or employees of the Company), at law or in equity, or before or by any Governmental Authority and
(b) neither the Company nor any Subsidiary is subject to any outstanding and unsatisfied judgment, order or decree of any Governmental Authority.

         SECTION 3.12 FINANCIAL STATEMENTS.

                  (a) The Representative has delivered to the Buyer the following financial statements, attached as Schedule 3.12 hereto:

                           (i) Audited consolidated balance sheets of the
                  Company as of September 30, 2000 and September 30, 2001 and audited consolidated statements of income, retained earnings and cash flows for the 12-month periods then ended (collectively, the "SHS Audited Financial Statements");

                           (ii) Audited combined balance sheets of Spectrum
                  Healthcare Resources as of September 30, 2000 and September 30, 2001, and audited combined statements of operations, changes in owner's net investment, and cash flows for the 12-month periods then ended (collectively, the "SHR Audited Financial Statements" and, together with the SHS Audited Financial Statements, the "Audited Financial Statements"); and

                           (iii) Unaudited consolidated balance sheet of the
                  Company and Spectrum Healthcare Resources as of December 31, 2001 (the "Latest Balance Sheet") and the related statement of income and cash flows for the three (3) months then ended (collectively, the "Unaudited Financial Statements").

                  (b) The Audited Financial Statements have been prepared in accordance with GAAP applied consistently during the periods covered thereby, and present fairly in all material respects the financial condition of the relevant entities at the dates of said statements and the results of their operations and cash flows for the periods covered thereby. The Unaudited Financial Statements have been prepared in accordance with GAAP applied consistently during the period covered thereby, and present fairly in all material respects the financial condition of the Company and its Subsidiaries at the date of such statements and the results of their operations and cash flows for the period covered thereby, except that they do not contain the materials and disclosures to be found in notes to financial statements prepared in accordance with GAAP nor do they reflect year-end adjustments.

         SECTION 3.13 TRANSACTIONS WITH AFFILIATES. Except as set forth on
Schedule 3.13 hereto and except to the extent reflected in the financial statements attached as Schedule 3.12 hereto, during the preceding three years there have been no material transactions, contracts, understandings or agreements of any kind between the Company or any Subsidiary and any Person (other than the Company or any of its Subsidiaries) who is an Affiliate of the Company or any of its Subsidiaries or any of the Sellers or their Affiliates.

         SECTION 3.14 REAL PROPERTIES.

                  (a) Schedule 3.14 hereto describes all material real properties owned of record or beneficially by the Company and each Subsidiary (individually, a "Real Property" and collectively, the "Real Properties"). Except as set forth on Schedule 3.14 hereto, the Company and each Subsidiary has good and marketable title to its Real Properties, free and clear of all liens, leases, encumbrances, claims under bailment and storage agreements, equities, conditional sales contracts, encroachments, conditions, limitations, security interests, charges and restrictions (collectively, "Liens"), except for (i) Liens, if any, for real property taxes not yet due and payable, (ii) Liens identified on Schedule 3.14 hereto and (iii) Liens which do not, individually or in the aggregate, materially detract from the value, or materially interfere with the present use, of the property subject thereto.

                  (b) Schedule 3.14 hereto sets forth each lease or other agreement under which the Company or any Subsidiary leases or has rights in any material real property (the "Real Property Leases" and, each individually, a "Real Property Lease"). True and complete copies of the Real Property Leases have been made available to the Buyer and/or its agents by the Company. Except as set forth on Schedule 3.14 hereto, there are no amendments or modifications to any of the Real Property Leases. Except as set forth on Schedule 3.14 hereto, the Company and each Subsidiary has a valid and subsisting leasehold interest in all the real property which is the subject of each of the respective Real Property Leases set forth on Schedule 3.14 hereto (individually, a "Leased Property" and, collectively, the "Leased Properties").

                  (c) None of the Real Properties are subject to any pending condemnation or similar proceeding by any Governmental Authority, and, to the Knowledge of the Company, no such condemnation is threatened. To the Knowledge of the Company, no material permit, license or certificate of occupancy pertaining to the ownership or operation of any Real Property or pertaining to the leasing or operation of any Leased Property, other than those which are transferable with such property, is required by any Governmental Authority.

         SECTION 3.15 ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on
Schedule 3.15, there are not any material liabilities (whether accrued, absolute, contingent, unliquidated, or otherwise, whether or not known, whether due or to become due, and regardless of when asserted) arising out of or relating to the operation of the Company's business at or before the Closing, that are required to either be recorded in the consolidated financial statements of the Company and its Subsidiaries or disclosed in footnotes to such financial statements in accordance with GAAP except (i) liabilities under contracts or commitments described on Schedule 3.19 or under contracts and commitments which are not required to be disclosed thereon (but not material liabilities for breaches thereof), (ii) liabilities reflected on the Latest Balance Sheet or the notes thereto, (iii) liabilities which have arisen after the date of the Latest Balance Sheet or otherwise in accordance with the terms and conditions of this Agreement (none of which is a liability for breach of contract, breach of warranty, tort, or infringement or a claim or lawsuit or any environmental liability), and (iv) liabilities, contracts, commitments or obligations disclosed elsewhere in this Agreement or the Schedules.

         SECTION 3.16 ABSENCE OF CERTAIN DEVELOPMENTS. Except as expressly contemplated by this Agreement and the agreements contemplated hereby, since the date of the Latest Balance Sheet, the Company has not:

                  (a) suffered any theft, damage, destruction, or casualty loss in excess of $100,000, to its assets, whether or not covered by insurance, or suffered any substantial destruction of books and records;

                  (b) subjected any portion of its properties or assets to any lien other than liens, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect;

                  (c) sold, leased, assigned, or transferred (including, without limitation, transfers to Holdings or any Affiliate of Holdings) a material portion of its tangible assets, or canceled without fair consideration any material debts or claims owing to or held by it, except in the ordinary course of business of the Company;

                  (d) sold, assigned, licensed, or transferred (including, without limitation, transfers to Holdings or any Affiliate of Holdings) any material Proprietary Rights owned by, issued to, or licensed to the Company or, to the Knowledge of the Company, disclosed any material confidential information to (other than pursuant to agreements requiring the recipient to maintain the confidentiality of such confidential information) any third party in violation of any express contractual obligation of confidentiality;

                  (e) suffered any Loss or waived any rights, the suffering or waiver of which would result in a Material Adverse Effect;

                  (f) other than in the ordinary course of business of the Company, entered into, amended, or terminated any Real Property Leases, material personal property lease, contract, agreement, license or commitment, or taken any other action or entered into any other material transaction that has had or would reasonably be expected to have a Material Adverse Effect;

                  (g) except in the ordinary course of business of the Company,
         (i) paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee (other than any SHS Executives) or (ii) entered into any material employment, severance, or similar contract or agreement with any director, officer, or employee (other than any SHS Executives);

                  (h) except in the ordinary course of business, materially increased the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company (other than any SHS Executives);

                  (i) made any capital expenditures or commitments for capital expenditures in excess of $100,000 in the aggregate other than the capital expenditures referenced on Schedule 3.16; or

                  (j) made a material change in its accounting methods except as required by changes in GAAP since the date of the Latest Balance Sheet.

         SECTION 3.17 ASSETS. Except as set forth on Schedule 3.17 hereto, (a) the Company and each Subsidiary has good title to all of the items of tangible personal property reflected on the Latest Balance Sheet, except as sold or disposed of subsequent to the date thereof in the ordinary course of business consistent with past practices, and (b) all such tangible personal property is owned free and clear of all Liens, except for (i) Liens identified on Schedule
3.17 hereto,

(ii) Liens which, individually or in the aggregate, do not materially detract from the value, or materially interfere with the present use, of the Company's or any Subsidiary's aggregate tangible personal property and (iii) Liens for taxes not yet due and payable. The tangible personal property of the Company and each Subsidiary is in good repair and working order, except as would not, individually or in the aggregate, have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (except the Company and its Subsidiaries) owns any properties or assets (whether real, personal, or mixed and whether tangible or intangible) which are primarily used in or necessary to operate the business of the Company and its Subsidiaries as currently conducted other than those properties or assets which will be made available to the Company after the Closing pursuant to the Transition Services Agreement or which the Company or any of its Subsidiaries otherwise has a contractual right to use.

         SECTION 3.18 PROPRIETARY RIGHTS.

                  (a) Schedule 3.18 contains a complete and accurate list of:
         (i) all patented and registered Proprietary Rights and all pending patent applications and applications for the registration of other Proprietary Rights filed by the Company or any Subsidiary; (ii) all material trade names, material unregistered trademarks, material unregistered service marks, material unregistered copyrights, material proprietary information systems and proprietary databases owned by the Company or any Subsidiary; and (iii) computer software owned and/or used by the Company other than commercially available "off-the-shelf" software (collectively, the "Company Proprietary Rights").

                  (b) The Company or a Subsidiary owns and possesses free and clear of all liens (except liens, which individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect), all right, title, and interest in and to, or has the right to use pursuant to a license, the Company Proprietary Rights. Neither Company nor any Subsidiary has received any notice of the invalidity, infringement, or misappropriation from any third party with respect to any such Company Proprietary Rights. The Company has not received any written notice that any Proprietary Rights of any third parties have been interfered with, infringed upon, or misappropriated by the Company or its Subsidiaries. To the Knowledge of the Company, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any of the Company Proprietary Rights.

         SECTION 3.19 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses listed on Schedule 3.19 hereto (true and complete copies of which have been made available to the Buyer and/or its agents) (the "Material Contracts"), neither the Company nor any Subsidiary is a party to or subject to:

                  (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like or any contract or agreement with any labor union (other than the plans listed on Schedule 3.22);

                  (b) any employment contract or contract for services (other than for services by independent contractors) which requires the payment of more than $150,000 annually in total compensation or contracts relating to loans in excess of $25,000 in the aggregate to all officers and directors of the Company;

                  (c) any contract or agreement for the purchase of any commodity, material or equipment in excess of $200,000 (other than purchase orders entered into in the ordinary course of business);

                  (d) any other contracts or agreements creating any obligation of the Company or any Subsidiary of $200,000 or more with respect to any such contract;

                  (e) guaranty of any obligation in excess of $100,000;

                  (f) agreement for the lease of personal property except for any lease or agreement for personal property under which the aggregate annual payments do not exceed $100,000;

                  (g) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                  (h) any contract or agreement that by its terms does not terminate or is not terminable by the Company or any Subsidiary within twelve months after the date hereof without payment of a penalty of $50,000 or more;

                  (i) any material contract or agreement for the sale or lease of any of its services or assets not made in the ordinary course of business;

                  (j) any contract containing covenants materially limiting the freedom of the Company or any Subsidiary to compete in any line of business or with any Person;

                  (k) any contract or agreement for the purchase of any fixed asset for a price in excess of $100,000 whether or not such purchase is in the ordinary course of business;

                  (l) any other agreement, entered into other than in the ordinary course of business, which involves consideration in excess of $250,000 annually;

                  (m) any partnership, joint venture or other similar contract or agreement; or

                  (n) any material contract or agreement providing for the license of patents, trademark registrations, service mark registrations, trade names or copyright registrations to or from the Company or any Subsidiary.

           All Material Contracts are valid and in full force and effect and constitute legal, valid and binding obligations of the Company or its Subsidiary and, to the Knowledge of the Company, the other parties thereto, and are enforceable against such Company or Subsidiary in accordance with their respective terms. Neither the Company nor any Subsidiary is in default in complying with any material provisions thereof, and no condition or event or facts exist which, with notice, lapse of time or both, would constitute a default thereof on the part of any Company or Subsidiary which default would, individually or in the aggregate with other such defaults, have a

Material Adverse Effect. To the Knowledge of the Company, no other party is in default in complying with any material provisions thereof, and no condition or event or facts exist which, with notice, lapse of time or both, would constitute a default thereof on the part of such party, which default would reasonably be expected to have, individually or in the aggregate with other such defaults, a Material Adverse Effect.

         SECTION 3.20 INSURANCE. Schedule 3.20 hereto is a complete and correct list of all policies of insurance or fidelity bonds maintained by the Company and each Subsidiary. Such policies are in full force and effect and, to the Knowledge of the Company, neither the Company nor any Subsidiary is in material default with respect to its obligations under any such policies.

         SECTION 3.21 PERMITS. Except as set forth on Schedule 3.21 hereto, (i) the Company and each Subsidiary has obtained all material permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "Approvals") from federal, state or local authorities necessary for the conduct of its business as presently conducted, (ii) all such Approvals are valid and in full force and effect, (iii) none of such Approvals is subject to termination by its terms as a result of the execution of this Agreement by the Company or any Subsidiary or by the consummation of the transactions contemplated by this Agreement, and (iv) no further material Approvals will be required of the Company, any Subsidiary or the Buyer in order for the Company or any Subsidiary to continue to conduct the business currently conducted by the Company or such Subsidiary immediately following the Closing.

         SECTION 3.22 EMPLOYEE BENEFIT PLANS. All Employee Benefit Plans maintained by the Company and each Subsidiary, or to which the Company or any Subsidiary is obligated to contribute, are listed on Schedule 3.22 hereto and are payable on the terms described in such Employee Benefit Plans. Except as set forth on Schedule 3.22 hereto:

                  (a) all such Employee Benefit Plans have been made available to the Buyer and/or its agents;

                  (b) all such Employee Benefit Plans have been maintained, funded and administered in compliance in all material respects with all applicable Laws, including without limitation, ERISA and the Code;

                  (c) no such Employee Benefit Plan, or any trustee or administrator thereof nor any employee or any "fiduciary" has, to the Knowledge of the Company, engaged in any material breach of fiduciary responsibility or any "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) to which Section 406 of ERISA or Section 4975 of the Code applies and which could subject any such Employee Benefit Plan or trustee or administration thereof, or any party dealing with any such Employee Benefit Plan, to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code;

                  (d) no such Employee Benefit Plan (other than stock option plans) holds as an asset any Employer Security or any Employer Real Estate as those terms are defined in ERISA Section 407(d)(1) and (2) respectively;

                  (e) no Employee Benefit Plan is or has within the last six years been subject to the minimum funding requirements of Section 412 of the Code or Title IV of ERISA;

                  (f) neither the Company nor any Subsidiary has an obligation to contribute to any "multiemployer plan" within the meaning of Section 3(37) of ERISA;

                  (g) neither the Company nor any Subsidiary is a party to, nor administers for others, a multiple employer plan subject to Code
         Section 413(c);

                  (h) no suit, action, or other litigation has been brought against or with respect to any Employee Benefit Plan listed on Schedule 3.22;

                  (i) no voluntary or involuntary corrective action, or closing agreement, under any PBGC, IRS or DOL Employee Benefit Plan corrective program, formal or informal or on an anonymous basis, is pending or uncompleted as to any Employee Benefit Plan;

                  (j) each Employee Benefit Plan intended to qualify under
         Section 401 of the Code has received a favorable determination letter from the Internal Revenue Service that such Employee Benefit Plan is a "qualified plan" under Section 401(a) of the Code, the related trusts are exempt from tax under Section 501(a) of the Code, and, to the Knowledge of the Company, no facts or circumstances exist that would be reasonably likely to jeopardize the qualification of such Employee Benefit Plan;

                  (k) accruals for material liabilities relating to Employee Benefit Plans, including, without limitation, self-funded medical claims, have been accrued on the Company's and each Subsidiary's financial statements in accordance with GAAP;

                  (l) neither the Company nor any Subsidiary has liability under any Employee Benefit Plan, or otherwise, to provide medical or death benefits with respect to current or former employees of the Company or any Subsidiary beyond their termination of employment (other than coverage mandated by law), and there are no reserve assets, surplus or prepaid premiums under any such Employee Benefit Plan;

                  (m) the consummation of the transactions contemplated by this Agreement will not (i) reasonably be expected to result in any "excess parachute payment" under Section 280G of the Code or (ii) other than pursuant to the Employee Benefit Plans listed on Schedule 3.22 or pursuant to actions taken by the Buyer, result in any liability to any present or former employee or independent contractor, including, but not limited to, as a result of the Worker Adjustment Retraining and Notification Act; and

                  (n) the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will not result in the acceleration of payment or vesting, or an increase in the amount, of any benefit paid or provided under any of the Employee Benefit Plans.

         SECTION 3.23 EMPLOYEES; LABOR MATTERS. Neither the Company nor any Subsidiary is delinquent in any material payments to any of its employees or independent contractors for any wages, salaries, commissions, bonuses, severance, termination pay or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth on Schedule 3.23 hereto, neither the Company nor any Subsidiary has a policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment. The Company and each Subsidiary is in material compliance with all material applicable laws and regulations respecting labor, employment, fair employment practices, terms and conditions of employment, and wages and hours. Except as set forth on Schedule 3.23 hereto, no material charges of employment discrimination or unfair labor practices have been brought against the Company or any Subsidiary, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or, to the Knowledge of the Company, threatened against or involving, the Company or any Subsidiary, which would, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 3.23 hereto, neither the Company nor any Subsidiary has received written notice of any impending strikes, slowdowns, concerted interference with normal operations or union organization activities. Except as set forth on Schedule 3.23 hereto, there are no material grievances, complaints or charges that have been filed against the Company or any Subsidiary under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that have not been dismissed. Except as set forth on Schedule 3.23 hereto, no collective bargaining agreements are in effect or are currently being or are about to be negotiated by the Company or any Subsidiary. Neither the Company nor any Subsidiary has received written notice of pending or threatened changes with respect to (including, without limitation, resignation of) the senior management or key supervisory personnel of the Company or any Subsidiary.

         SECTION 3.24 ENVIRONMENTAL MATTERS. The Company and its Subsidiaries have obtained and possess all material permits, licenses and other material authorizations required under federal, state and local laws and regulations concerning pollution or protection of the environment, in each case in effect on or prior to the date hereof, including all such laws and regulations relating to the emission, discharge, release or threatened release of any petroleum, pollutants, contaminants or hazardous or toxic materials, substances or wastes into air, surface water, groundwater or lands ("Environmental Requirements"). Except as set forth on Schedule 3.24 hereto, the Company and each Subsidiary is in compliance in all material respects with all terms and conditions of such material permits, licenses and authorizations and are also in compliance in all material respects with all other Environmental Requirements. Neither the Company nor any Subsidiary has received written notice of material violations or material liabilities arising under Environmental Requirements relating to the Company, its Subsidiaries or their respective facilities.

         SECTION 3.25 MATERIAL CUSTOMERS.

                  (a) Schedule 3.25(a) hereto lists (i) each hospital, hospital department, military treatment facility, veterans treatment facility, clinic, outpatient clinic, surgery center, or healthcare facility (each a "Healthcare Facility") at which the Company and its Subsidiaries earned revenue in excess of $500,000 during the twelve months ended December 31, 2001, and (ii) each Person that is, as of the date hereof, a contractor to the U.S. Department of Defense, the U.S. Department of Veterans Affairs, or to any of their affiliates or through their programs, and which has a contract with the Company or any of its Subsidiaries that provided for annual payments to the Company and its Subsidiaries in excess of $500,000 per year, (each a "Prime Contractor" and together with the Healthcare Facilities, the "Material Customers").

                  (b) Except as set forth on Schedule 3.25(b) hereto, (i) within the last twelve months, no Material Customer has threatened in writing or, to the Knowledge of the Company, otherwise threatened to cancel or otherwise terminate, its relationship with the Company or any Subsidiary, (ii) no Material Customer has during the last twelve months decreased materially or threatened in writing or, to the Knowledge of the Company, otherwise threatened to decrease or limit materially its usage or purchase of services of the Company or any Subsidiary, or, to the Knowledge of the Company, intends to modify materially its relationship with the Company or any Subsidiary or intends to decrease or limit materially its usage or purchase of services of the Company or any Subsidiary, (iii) to the Knowledge of the Company, the acquisition of the Common Stock by the Buyer and the consummation of the transactions contemplated herein will not adversely affect the relationship of the Company or any Subsidiary with any of its Material Customers, (iv) within the last twelve months, none of the Material Customers or any other Person that would be required to be set forth on
         Schedule 3.25(a) but for the revenue thresholds described therein (the "Customers"), have threatened in writing to cancel or otherwise terminate or, to the Knowledge of the Company, intend to cancel or otherwise terminate their relationships with the Company or any Subsidiary, in each case, the loss of which would have, individually or in the aggregate, a Material Adverse Effect, (v) within the last twelve months, no Customers have decreased or threatened in writing or, to the Knowledge of the Company, otherwise threatened to decrease or limit their usage or purchase of services of the Company or any Subsidiary or, to the Knowledge of the Company, intend to modify their relationships with the Company or any Subsidiary, in each case, to the extent of having, individually or in the aggregate, a Material Adverse Effect and (vi) to the Knowledge of the Company, the acquisition of the Common Stock by the Buyer and the consummation of the transactions contemplated herein will not affect the relationships of the Company or any Subsidiary with any Customers to the extent of having, individually or in the aggregate, a Material Adverse Effect.

         SECTION 3.26 EMPLOYEE RELATIONS.

                  (a) Schedule 3.26(a) hereto lists as of the date hereof the number of employees in the aggregate, the number of full-time personnel and the number of contract workers of the Company and each Subsidiary. Except as set forth on Schedule 3.26(a) hereto, none of the employees of the Company or any Subsidiary is represented by a union, and, to the Knowledge of the Company, no union organizing efforts have been conducted within the last three years or are now being conducted. Except as disclosed in Schedule 3.26(a) hereto, neither the Company nor any Subsidiary has at any time during the last three years had or, to the Knowledge of the Company, is there now threatened, a strike, picket, work stoppage, work slowdown or other material labor dispute.

                  (b) Set forth on Schedule 3.26(b) hereto is a list of all material actions, suits and proceedings pending between the Company or any Subsidiary and any independent contractors, employees, former employees or prospective employees of the Company and any Subsidiary or involving other labor-related matters. Neither the Company nor any Subsidiary has violated in any material respect any provision of any Law promulgated by any Governmental Authority regarding the terms and conditions of independent contractors, employees, former employees or prospective employees or other labor-related matters, including, without limitation, Laws relating to discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees of the Company or any Subsidiary.

         SECTION 3.27 OFFICERS, DIRECTORS AND EMPLOYEES. Schedule 3.27 hereto sets forth: (a) the name and title of each officer and director of the Company and each Subsidiary; (b) the total compensation of each officer and director of the Company and each Subsidiary who was an employee of the Company or any Subsidiary as of December 31, 2001; (c) the name, title and total compensation for the 12-months ended December 31, 2001 of each individual independent contractor whose compensation (including bonuses and commissions) exceeded $125,000; (d) the name, title and total compensation for the 12-months ended December 31, 2001 of each other individual employee, consultant, agent or other representative of the Company or any Subsidiary (other than independent contractors) whose compensation (including bonuses and commissions) exceeded $125,000; (e) all wage and salary increases, bonuses and increases in any other direct or indirect compensation received by such individuals since December 31, 2001, except for increases or bonuses in the ordinary course of business consistent with past practice; (f) any payments or commitments to pay any severance or termination pay to any current or former individual officer, director, employee or independent contractor of the Company or any Subsidiary, except for payments and commitments in the ordinary course of business; (g) any accrual for, or any commitment or agreement by the Company or any Subsidiary to pay, such increases, bonuses or pay and (h) any indebtedness not arising in the ordinary course of business between the Company or any Subsidiary and any individual employee or independent contractor of the Company or any Subsidiary. Except as set forth on Schedule 3.19 or Schedule 3.27 hereto, to the Knowledge of the Company, none of such individuals has indicated that he or she will cancel or otherwise terminate such individual's relationship with the Company or any Subsidiary.

         SECTION 3.28 DISCLOSURE. The representations and warranties in this
Article 3 do not contain as of the date hereof any untrue statement of a material fact or omit as of the date hereof a material fact necessary to make each such statement not misleading.

         SECTION 3.29 CLOSING DATE. All of the representations and warranties contained in this Article 3 and in any certificate delivered to the Buyer pursuant to this Agreement are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that the Representative advises the Buyer otherwise in writing before the Closing (each, a "Schedule Update"). Each Schedule Update delivered to the Buyer shall be deemed to modify the representations and warranties herein for the purpose of determining whether or not a representation or warranty has been breached for purposes of any claims for indemnification, as long as such Schedule Update discloses facts, events or circumstances which occurred after the date hereof or which occurred prior to the date hereof but for which the Company had no Knowledge as of the date hereof. No Schedule Update shall be taken into account in determining whether or not the conditions to the Closing set forth herein have been satisfied unless the Buyer has objected to and not approved such Schedule Update.

                                   ARTICLE 4
              REPRESENTATIONS AND WARRANTIES REGARDING THE SELLERS

           Each Seller represents and warrants severally, but not jointly, to Buyer as to himself or itself as follows:

         SECTION 4.1 EXISTENCE AND POWER. If such Person is an entity, such Person is duly organized, validly existing and in good standing under the laws of its state of organization.

         SECTION 4.2 ORGANIZATIONAL AUTHORIZATION. If such Person is an entity, the execution, delivery and performance by such Person of this Agreement and the consummation of the transactions contemplated hereby are within the organizational power of such Person and have been duly authorized by all necessary action on the part of such Person. This Agreement constitutes a valid and binding agreement of such Person, enforceable against such Person in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         SECTION 4.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by such Person of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act and federal and state securities laws.

         SECTION 4.4 NONCONTRAVENTION. The execution, delivery and performance by such Person of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Person is an entity, violate the partnership agreement or certificate of incorporation or bylaws (as applicable) of such Person, (ii) assuming compliance with the matters referred to in Section 4.3, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (iii) require any material consent or other material action by any Person under, constitute a material default under, or give rise to any material right of termination, cancellation or acceleration of any right or obligation of such Person under any provisions of any material agreement or other material instrument binding upon such Person. Following the distributions and repurchases of Common Stock pursuant to the Distribution and Repurchase Agreement on the Closing Date (i) the Sellers (other than Prudential) will, in the aggregate, hold of record and beneficially all of the issued and, as of such time, outstanding shares of Common Stock (excluding for this purpose any outstanding Repurchased Shares), free and clear of any pledges, liens, encumbrances or other claims or charges except for pledges, liens, encumbrances or other claims or charges which will be released at the Closing and (ii) Prudential will hold the Prudential Note free and clear of any pledges, liens, encumbrances or other claims or charges except for pledges, liens, encumbrances or other claims or charges which will be released at the Closing.

                                   ARTICLE 5
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Sellers that:

         SECTION 5.1 EXISTENCE AND POWER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee.

         SECTION 5.2 ORGANIZATIONAL AUTHORIZATION. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of the Buyer and have been duly authorized by all necessary action on the part of the Buyer and its board of directors. This Agreement constitutes a valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws from time to time in effect affecting the enforcement of creditors' rights generally.

         SECTION 5.3 GOVERNMENTAL AUTHORIZATION. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby require no material action by or in respect of, or material filing with, any governmental body, agency or official other than compliance with any applicable requirements of the HSR Act.

         SECTION 5.4 NONCONTRAVENTION. The execution, delivery and performance by the Buyer of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the charter or bylaws of the Buyer, (ii) assuming compliance with the matters referred to in Section 5.3, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (iii) require any material consent or other material action by any Person under, constitute a material default under, or give rise to any material right of termination, cancellation or acceleration of any right or obligation of the Buyer under any provisions of any material agreement or other material instrument binding upon the Buyer.

         SECTION 5.5 FINANCING. Attached hereto as Exhibit C is a true, complete and correct copy of the financing commitment letter (the "Commitment Letter"), together with all attachments thereto and other documents referenced therein, issued to the Buyer by Fleet National Bank and Bank of America in order to consummate the transactions contemplated hereby and to fund the working capital requirements of the Buyer after the Closing.

         SECTION 5.6 PURCHASE FOR INVESTMENT. The Buyer is purchasing the Acquired Shares and the Prudential Note for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Buyer is an "accredited investor" and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Acquired Shares and the Prudential Note and is capable of bearing the economic risks of such investment.

         SECTION 5.7 FINDER'S FEES. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of the Buyer who might be entitled to any fee or commission upon the consummation of the transactions contemplated by this Agreement.

         SECTION 5.8 SOLVENCY. Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each Subsidiary will be able to pay their respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities). Immediately after giving effect to the transactions contemplated by this Agreement, the Company and each Subsidiary will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and its Subsidiaries.

                                   ARTICLE 6
                            COVENANTS OF THE COMPANY

         SECTION 6.1 CONDUCT OF THE COMPANY AND ITS SUBSIDIARIES. During the period from the date of this Agreement and continuing until the Closing, the Company agrees as to itself and its Subsidiaries that, except (i) as expressly contemplated or permitted by this Agreement or the Schedules, including, without limitation, the transactions described in Article 2 and Section 6.5 hereof or in the Distribution and Repurchase Agreement, (ii) as required by applicable law or regulation and disclosed with reasonable promptness in writing to the Buyer, or
(iii) to the extent that the Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed:

                  (a) the Company and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Closing; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 6.1 shall be deemed a breach of this
         Section 6.1(a), unless such action would constitute a breach of one or more of such other provisions;

                  (b) the Company shall not, and shall not permit any of its Subsidiaries to, (i) enter into any new line of business or (ii) other than the capital expenditures referenced on Schedule 3.16, incur or commit to any capital expenditures or any obligations or liabilities in connection with capital expenditures, except for (A) capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice, and (B) other capital expenditures and obligations or liabilities in connection therewith in an amount not to exceed $100,000 in the aggregate;

                  (c) the Company shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock (except for dividends by direct or indirect wholly owned Subsidiaries), (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock (except for any such transaction by a direct or indirect wholly owned Subsidiary that remains a direct or indirect wholly owned Subsidiary after consummation of such transaction), or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock (except for the Repurchased Shares);

                  (d) the Company shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares of its capital stock, or enter into any agreement with respect to any of the foregoing, other than issuances of capital stock by a direct or indirect wholly owned Subsidiary to such Subsidiary's parent or another direct or indirect wholly-owned Subsidiary;

                  (e) other than to the extent required to comply with its obligations hereunder or required by law, the Company and its Subsidiaries shall not amend its certificate of incorporation, by-laws or other governing documents;

                  (f) the Company shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire or in-license any assets or rights (other than the acquisition or in-license of assets used in the operations of the business of the Company and its Subsidiaries in the ordinary course consistent with past practice); provided, however, in the event (A) the Company or any Subsidiary makes a bona fide request for the consent of the Buyer for an acquisition that would otherwise by precluded by this Section 6.1(f), (B) the Buyer does not give such consent and (C) this Agreement is terminated pursuant to Section 10.1, the Buyer shall not, directly or indirectly, acquire or offer to acquire the business that was the subject of such request for a period of one year following such termination;

                  (g) the Company shall not, and shall not permit any of its Subsidiaries to, sell, lease, out-license, encumber or otherwise dispose of, or agree to sell, lease, out-license, encumber or otherwise dispose of, any of its assets for consideration in excess of $100,000 in the aggregate;

                  (h) the Company shall not, and shall not permit any of its Subsidiaries to (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) by the Company or a direct or indirect wholly owned Subsidiary to or in the Company or any other direct or indirect wholly owned Subsidiary, (B) pursuant to any contract or other legal obligation of the Company or any Subsidiary as in effect as of the date hereof or (C) in an aggregate amount outstanding from time to time of less than $50,000 or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures (but not in excess of amounts authorized for issuance thereunder as of the date of this Agreement) and other arrangements in existence on the date of this Agreement or trade debt and commercial finance in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement which does not increase the aggregate principal amount or amounts of the facility, as the case may be;

                  (i) other than with respect to the SHS Executives and other than as required by an existing contract or agreement as in effect on the date hereof, the Company shall not, and shall not permit any of its Subsidiaries to, (A) increase the amount of compensation or severance pay of any director or executive officer, (B) make any material increase in, or commitment to increase materially, any employee benefits or (C) adopt or make any commitment to adopt any material new Employee Benefit Plan or make any material contribution, other than regularly scheduled contributions, to any Employee Benefit Plan;

                  (j) the Company shall not (i) change its fiscal year, (ii) make any material Tax election (except in the ordinary course of business consistent with past practice or as otherwise required by applicable law or regulation) or (iii) except as required by changes in GAAP as concurred with by the Company's independent auditors or as required by applicable law or regulation, change its methods of accounting in effect as of the date of the Latest Balance Sheet, as modified by changes set forth on Schedule 3.12;

                  (k) the Company shall not, and shall not permit any of its Subsidiaries to, make any contributions to any grantor trust or other funding arrangement for any nonqualified deferred compensation that is considered "unfunded" for purposes of ERISA;

                  (l) other than in connection with any action expressly permitted by any other subsection of this Section 6.1, the Company shall not, and shall not permit any of its Subsidiaries to (i) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any contract of the type required to be disclosed pursuant to Section 3.19 of this Agreement (other than in the ordinary course of business), or (ii) amend or prematurely terminate (other than in the ordinary course of business), or waive any material right or remedy under, any such contract;

                  (m) the Company shall not, and shall not cause or permit any Subsidiary to, commence or settle any action, suit, investigation or other proceeding (except for (i) protest actions on contract awards, (ii) collection or enforcement actions under existing contracts and
         (iii) any other action, suit, investigation or other proceeding not required to be set forth on Schedule 3.11); and

                  (n) the Company shall not, and shall not cause or permit any Subsidiary to, agree or commit to take any of the actions described in subsections (a) through (m) of this Section 6.1.

         SECTION 6.2 CONFIDENTIALITY. After the Closing, the Sellers will and will cause Holdings to hold, and will use their reasonable efforts to cause Holdings' officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all confidential documents and information concerning the Company and its Subsidiaries, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by the Sellers or Holdings,
(b) in the public domain through no fault of the Sellers or Holdings or (c) later lawfully acquired by the Sellers or Holdings from sources other than those related to its prior ownership of the Company and its Subsidiaries. The obligation of the Sellers to cause Holdings to hold any such information in confidence shall be satisfied if the Sellers cause Holdings to exercise the same care with respect to such information as Holdings would take to preserve the confidentiality of its own similar information.

         SECTION 6.3 ACCESS. From the date hereof until the Closing Date, the Company and each Subsidiary will (a) give the Buyer, its counsel, financial advisors, auditors and other authorized representatives full access to the offices, properties, books and records of the Company and its Subsidiaries; provided that any such access shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the business of the Company or any Subsidiary, (b) furnish to the Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Company or any Subsidiary as such Person may reasonably request and (c) instruct the employees, counsel and financial advisors of the Company and its Subsidiaries to cooperate with the Buyer in its investigation of the Company and its Subsidiaries.

         SECTION 6.4 EXCLUSIVE DEALING. During the period from the date of this Agreement through the Closing or the earlier termination of this Agreement pursuant to Section 10.1, the Sellers covenant and agree to cause Holdings to not and the Sellers and the Company covenant and agree to not initiate or engage in discussions with any Person (other than the Buyer and its permitted assigns) concerning the purchase of any shares of capital stock of the Company or any merger, sale of all or substantially all of the assets of the Company or similar transaction involving the Company.

         SECTION 6.5 CLOSING OPTIONS AND BONUSES. Immediately before the consummation of the transactions contemplated by Section 2.1, the Company shall make bonus payments in an aggregate amount equal to the Closing Option and Bonus Amount (net of applicable withholding) to the persons designated to receive such payments by the Company's Board of Directors on or prior to the Closing Date, which payments may, without limitation, be in consideration for the cancellation of certain options such employees have to acquire common units of Holdings.

                                   ARTICLE 7
                             COVENANTS OF THE BUYER

         SECTION 7.1 CONFIDENTIALITY. Prior to the Closing Date and after any termination of this Agreement, the Buyer shall hold and shall cause its Affiliates, officers, directors, employees, accountants, counsel, consultants, advisors and agents (collectively, the "Buyer's Representatives") to hold, in confidence, all confidential documents and information concerning the Company or any Subsidiary furnished to the Buyer or the Buyer's Representatives in connection with the transactions contemplated by this Agreement in the manner specified in the Confidentiality Agreement, dated as of January 15, 2002, between the Buyer and the Company (the "Confidentiality Agreement").

         SECTION 7.2 ACCESS. From and after the Closing, the Buyer, the Company and each Subsidiary shall afford promptly to the Representative (on behalf of the Sellers) and its representatives reasonable access to the books, records (including accountants' work papers) and employees of the Buyer, the Company and its Subsidiaries to the extent necessary to permit the Representative to determine any matter relating to the rights and obligations any Seller hereunder or to any period ending on or before the Closing Date; provided that any such access by the Representative shall be during normal business hours on reasonable notice and shall not otherwise unreasonably interfere with the conduct of the business of the Buyer, the Company or its Subsidiaries. Unless otherwise consented to in writing by the Representative, neither the Buyer, the Company nor any Subsidiary shall, for a period of three years after the Closing Date or, in the case of tax and billing records, seven years after the Closing Date, destroy, alter or otherwise dispose of any of the books and records of the Company and its Subsidiaries for any period prior to the Closing Date without first offering to surrender to the Representative such books and records or any portion thereof the Buyer, the Company or any Subsidiary may intend to dispose of or destroy.

         SECTION 7.3 DIRECTOR AND OFFICER LIABILITY AND INDEMNIFICATION. For a period of six years after the Closing Date, the Buyer shall not, and shall not permit the Company or any Subsidiary to amend, repeal or modify any provision in the Company's or any Subsidiary's certificate of incorporation or bylaws relating to the exculpation or indemnification of any current or former officer or director (unless required by law), it being the intent of the parties that the officers and directors of the Company and its Subsidiaries shall continue to be entitled to such exculpation and indemnification to the full extent of the law. Nothing herein shall be construed to require the Company to indemnify any Person hereunder for claims of the Buyer against the Sellers.

         SECTION 7.4 EMPLOYMENT AND BENEFIT ARRANGEMENTS. From and after the Closing Date, the Buyer shall cause the Company and its Subsidiaries to honor all employment, severance, termination, consulting, retirement and other compensation and benefit plans, arrangements and agreements to which the Company or any Subsidiary is a party, as such plans, arrangements and agreements are in effect on the date hereof. Other than in consultation with and approval by senior management of the Company, until September 30, 2002, the Buyer shall continue to employ and shall cause the Company and its Subsidiaries to provide those employees who are employees of the Company or any Subsidiary as of immediately prior to the Closing with compensation and benefits that are no less favorable to such employees than the compensation and benefits of the Company and its Subsidiaries available to such employees immediately prior to the Closing. This Section 7.4 shall survive the Closing, is intended to benefit the Company and the employees of the Company and its Subsidiaries, and shall be binding on all successors and assigns of the Buyer and the Company.

         SECTION 7.5 REGULATORY FILINGS. The Buyer shall, within five business days after the date hereof, make or cause to be made all filings and submissions required of the Buyer under the HSR Act or any other laws or regulations applicable to the Buyer for the consummation of the transactions contemplated herein. The Buyer shall be responsible for all filing fees under the HSR Act and under any such other laws or regulations applicable to the Buyer.

         SECTION 7.6 CONTACT WITH EMPLOYEES, CUSTOMERS AND SUPPLIERS. Prior to the Closing, neither the Buyer nor any of the Buyer's representatives shall contact or otherwise communicate with any employees, customers or suppliers of the Company or any Subsidiary in connection with or regarding the transactions contemplated hereby, except to the extent approved in writing by the Company, which consent will not be unreasonably withheld.

         SECTION 7.7 NOTIFICATION. Prior to the Closing, upon discovery the Buyer shall promptly inform the Company and the Representative in writing of any material variances from the Buyer's representations and warranties contained in
Article 5.

         SECTION 7.8 D&O INSURANCE. Prior to the Closing, the Buyer shall obtain at its sole cost and expense a tail policy or policies for the Company's directors and officers insurance covering a six year period from Closing and relating to the operation of the Company and its Subsidiaries through the Closing (but not relating to the operation of Spectrum Healthcare of Delaware, Inc. and its Subsidiaries through the Closing).

         SECTION 7.9 FINANCING. The Buyer will use its best efforts to cause the financing contemplated by the Commitment Letter (the "Financing") to be closed on terms consistent with the terms and conditions contemplated by the Commitment Letter. In the event that any portion of the Financing becomes unavailable, regardless of the reason therefor, the Buyer will use its best efforts to arrange alternative financing from other reasonably acceptable sources on and subject to substantially the same terms and conditions as the portion of the Financing that has become unavailable. The Buyer shall use its best efforts to
(i) satisfy on or before the Closing all requirements of the definitive agreements pursuant to which the Financing will be obtained (the "Financing Agreements") which are conditions to closing to be satisfied by the Buyer with respect to all transactions constituting the Financing and to drawing down the cash proceeds thereunder; (ii) defend all lawsuits or other legal proceedings challenging the Financing Agreements or the consummation of the transactions contemplated thereby; and (iii) lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated thereby. The Buyer shall keep the Representative apprised of all material developments relating to the Financing. Any fees to be paid by the Company or any other obligations to be incurred by the Company in connection with the Financing shall be subject to the occurrence of the Closing.

                                   ARTICLE 8
                ADDITIONAL COVENANTS OF THE SELLERS AND THE BUYER

         SECTION 8.1 BEST EFFORTS; FURTHER ASSURANCES. Subject to the terms and conditions of this Agreement, the Buyer and the Sellers shall use their best efforts to take, or cause to be taken, all actions necessary or desirable to cause the conditions set forth in Article 9 to be satisfied and the transactions contemplated by this Agreement to be consummated, in each case as promptly after the date hereof as practicable. Each of the Sellers, the Company and the Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

         SECTION 8.2 FURTHER COOPERATION. Each of the Sellers and the Buyer shall cooperate with the other (i) in determining whether any action by or in respect of, or filing with, any governmental body, agency, official or authority is required, or any actions, consents, approvals or waivers are required to be obtained under any material contracts, in each case in connection with the consummation of the transactions contemplated by this Agreement, and (ii) in taking such actions or making any such filings, in furnishing information required in connection therewith and in seeking timely to obtain any such actions, consents, approvals or waivers.

         SECTION 8.3 PUBLIC ANNOUNCEMENTS. No press release or other public announcement related to this Agreement or the transactions contemplated herein shall be issued or made without the joint approval of the Buyer and the Representative, unless required by law (in the reasonable opinion of counsel), in which case the Buyer and the Representative shall have the right to review such public announcement prior to publication.

         SECTION 8.4 TRANSFER TAXES. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid 50% by the Buyer and 50% by the Sellers when due, and the Buyer will file all necessary Tax returns and other documentation with respect to all such Taxes and fees with the expense of such filings being shared 50% by the Buyer and 50% by the Sellers, and, if required by applicable law or regulation, each Seller will execute and deliver, and will cause its Affiliates to join in the execution and delivery of, any such Tax Returns and other documentation.

         SECTION 8.5 ACKNOWLEDGMENT BY THE BUYER. The Buyer acknowledges that it has conducted to its satisfaction, an independent investigation and verification of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Company and its Subsidiaries and, in making its determination to proceed with the transactions contemplated by this Agreement, the Buyer has relied on the results of its own independent investigation and verification and the representations and warranties of the Company and the Sellers expressly and specifically set forth in this Agreement. Such representations and warranties by the Company and the Sellers constitute the sole and exclusive representations and warranties of the Company, its Subsidiaries, the Sellers and the Representative (on behalf of the Sellers) to the Buyer in connection with the transactions contemplated hereby, and the Buyer understands, acknowledges and agrees that all other representations and warranties of any kind or nature expressed or implied (including, without limitation, any relating to the projected financial condition, results of operations, assets or liabilities of the Company or its Subsidiaries or the quality, quantity or condition of the assets of the Company or its Subsidiaries) are specifically disclaimed by the Company, its Subsidiaries, the Sellers and the Representative (on behalf of the Sellers). Neither the Company, its Subsidiaries, the Sellers, nor the Representative (on behalf of the Sellers) make or provide, and the Buyer hereby waives, any warranty or representation, express or implied, as to the quality, merchantability, fitness for a particular purpose, conformity to samples, or condition of the Company's assets or any part thereto.

         SECTION 8.6 EMPLOYEE BENEFIT PLANS

                  (a) 401(k) and Supplemental Retirement Plan. Prior to the Closing Date, the Sellers shall cause Holdings to cause Spectrum Healthcare of Delaware, Inc. to establish a new supplemental retirement plan ("Mirror SRP") that is substantially similar to the supplemental retirement plan under which the employees of the Company and its Subsidiaries currently participate. Prior to the Closing Date, the Sellers shall cause Holdings to cause the Spectrum Healthcare Services, Inc. Supplemental Retirement Plan's trust to transfer to the Mirror SRP's trust, assets (and related liabilities) that are equal to the account balances of each employee of Holdings or its Subsidiaries (other than the Company and its Subsidiaries). Prior to the Closing Date, the Company shall transfer sponsorship of the Spectrum Healthcare Services, Inc. 401(k) Retirement Plan (the "Spectrum 401(k) Plan") to Spectrum Healthcare of Delaware, Inc. and the Sellers shall cause Holdings to cause Spectrum Healthcare of Delaware, Inc. to accept such transfer. During the period from the Closing Date until September 30, 2002, Spectrum Healthcare of Delaware, Inc. shall permit eligible employees of the Company and its Subsidiaries to continue to participate in the Spectrum 401(k) Plan. The Company shall reimburse Spectrum Healthcare of Delaware, Inc. for any reasonable administrative costs and employer matching contributions relating to the continued participation of current and former employees of the Company and its Subsidiaries in the Spectrum 401(k) Plan on and after the Closing Date. As soon as reasonably practical after the Closing Date, but in no event later than December 31, 2002, Spectrum Healthcare of Delaware, Inc. shall cause the Spectrum 401(k) Plan to transfer to a 401(k) plan sponsored by Buyer or its Subsidiaries the account balances (and the related assets and liabilities) of current and former employees of the Company and its Subsidiaries.

                  (b) Pre-Existing Limitations; Deductibles; Service Credit. With respect to any Employee Benefit Plans in which any employees of the Company and its Subsidiaries participate on or after the Closing, the Buyer shall cause the Company and its Subsidiaries to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees, except to the extent such pre-existing conditions, exclusions or waiting periods applied under the similar plan in effect immediately prior to the Closing; (ii) provide each such employee with credit for any co-payments and deductibles paid (to the same extent such credit was given for the year under the similar plan in effect immediately prior to the Closing) in satisfying any applicable deductible or out-of-pocket requirements; and (iii) recognize all continuous service of the Company's and each Subsidiary's employees with the Company or any of its Subsidiaries, as applicable, for all purposes (including, without limitation, for purposes of eligibility to participate, vesting credit and entitlement to benefits, but excluding benefit accrual under a defined benefit pension plan) under any Employee Benefit Plan in which such employees may be eligible to participate after the Closing; provided that the foregoing shall not apply to the extent it would result in a duplication of benefits.

                  (c) Shared Welfare Benefit Coverages.

                           (i) During the period beginning on the Closing Date
                  and ending on the earlier of the date that is 60 days after the Closing Date or the date elected by Spectrum Healthcare of Delaware, Inc. (the "Welfare Benefits Transition Period"), eligible employees of Spectrum Healthcare of Delaware, Inc. and its Subsidiaries (and their covered dependents) shall be permitted to participate under (a) the Cigna Healthcare Administrative Services Agreements, for Cigna Healthcare PPO, Cigna Healthcare Dental Preferred Provider Benefit, Cigna Healthcare Passive PPO, Cigna Healthcare COBRA Administration and FSA (Section 125) Administration Agreement, Connecticut General Life Insurance Prime Rx Plan and Tel-Drug Pharmacy Services Administration Agreement and (b) Connecticut General Life Insurance Company Stop-Loss Insurance Policy (to the extent that such coverages applied to each respective employee workforce immediately prior to the Closing Date). The Company shall not make any changes to the coverages referred to in the preceding sentence during the Welfare Benefits Transition Period, without written consent from an officer of Spectrum Healthcare of Delaware, Inc. Effective as of the date following the Welfare Benefits Transition Period, current and former employees of Spectrum Healthcare of Delaware, Inc. and its Subsidiaries (and their covered dependents) shall cease participating in such coverages and such entities shall adopt replacement welfare benefit coverages for such individuals.

                           (ii) Prior to the Closing Date, the Company shall
                  assign and transfer to Spectrum Healthcare of Delaware, Inc. the United Healthcare Services Administrative Services Agreement for SHS Medical Plan. During the period beginning on the Closing Date and ending on December 31, 2002, eligible employees of the Company and its Subsidiaries (and their covered dependents) shall be permitted to participate under the United Healthcare Services medical coverage (to the extent that such coverage applied to each respective employee workforce immediately prior to the Closing Date). Effective January 1, 2003, current and former employees of the Company and its Subsidiaries (and their covered dependents) shall cease participating in such coverages and such entities shall adopt replacement welfare benefit coverages for such individuals.

                           (iii) Notwithstanding anything to the contrary,
                  Spectrum Healthcare of Delaware, Inc. and its Subsidiaries and the Company and its Subsidiaries shall each be responsible for all respective costs relating to benefit coverages for current and former employees of each respective business for periods before and after the Closing, including, without limitation, the actual cost of claims incurred under self-funded coverages (subject to the limits under applicable stop-loss policies). In addition, the Company and its Subsidiaries and Spectrum Healthcare of Delaware, Inc. and its Subsidiaries shall continue to be liable under the Management, Administrative and Support Services Agreement, dated as of November 30, 2001, as long as applicable transitional services are being provided.

         SECTION 8.7 DISCLOSURE GENERALLY. Information set forth in any Schedule or incorporated in any Section of this Agreement shall be considered to have been set forth in each other Schedule to the extent that it is clear on its face that it applies to such first Schedule. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Schedules is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Schedules in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a Schedule is or is not required to be disclosed (including, without limitation, whether such amounts are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Schedules is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of law or breach of any agreement.

         SECTION 8.8 USE OF SPECTRUM NAME. At the Closing, the Sellers shall cause Holdings and its Subsidiaries (other than the Company and its Subsidiaries) to assign all their right, title and interest in and to the Spectrum name (or any other confusingly similar variation thereof) to the Company by executing an assignment in a form mutually agreed upon by the Buyer and the Representative. In addition, for a period of six (6) months after the Closing Date and without any payment to the Company, Holdings and its Subsidiaries shall have the right to continue using the Spectrum name (or any variations thereof) that is used in connection with the operation of the businesses of Holdings and its Subsidiaries (collectively the "Marks") in a manner consistent with the manner in which such Marks are currently used by Holdings and its Subsidiaries; provided however, nothing in this Section 8.8 shall permit Holdings or its Subsidiaries to take any action in violation of
Article 12.

         SECTION 8.9 PRUDENTIAL NOTE. The Company and the Buyer covenant and agree that, from and after the Closing until the date that is two years following the Closing Date, (i) the Company shall not pay or offset any principal outstanding under the Prudential Note and the Buyer shall not accept any such payment or offset, (ii) the Buyer shall continue to hold the Prudential Note and shall not sell, assign, contribute to the Company or otherwise transfer, directly or indirectly, the Prudential Note or any interest therein and (iii) the terms of the Prudential Note shall not be amended, modified or waived.

         SECTION 8.10 FUND DISSOLUTION. If any of Madison Dearborn Capital Partners, L.P., Healthcare Equity Partners, L.P., Healthcare Equity QP Partners, L.P., and Prudential Private Equity Investors III, L.P. terminates, dissolves or otherwise ceases to exist prior to five years from the date of Closing, such fund will make adequate arrangements prior to termination to provide for such Person's Allocable Portion of any remaining indemnity obligation under Article 11 hereof.

         SECTION 8.11 CERTAIN LICENSES. The parties hereto agree that to the extent the licenses for the software provided by PeopleSoft referenced on
Schedule 3.19(n) hereto have not been assigned to Spectrum Healthcare of Delaware, Inc. ("SHD") from the Company and its Subsidiaries prior to the Closing, the Company shall and the Sellers shall cause Holdings to cause SHD to enter into an amendment to the Management, Administrative and Support Services Agreement, dated November 30, 2001, by and among the Company and SHD that will provide for SHD to continue to obtain the use and/or benefits of the use of such software from or through the Company at cost except to the extent not permitted by any such license until such assignment has taken place.

                                   ARTICLE 9
                              CONDITIONS TO CLOSING

         SECTION 9.1 CONDITIONS TO THE BUYER'S OBLIGATIONS. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the Buyer's waiver) of the following conditions as of the Closing Date:

                  (a) the representations and warranties of the Company and the Sellers contained in Article 3 and Article 4 hereof shall have been true and correct as of the date of this Agreement and as of the Closing Date, except (i) to the extent that the failure of such representations and warranties to be true and correct has not caused a Material Adverse Effect, (ii) for changes contemplated by this Agreement, and (iii) for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (in which case such representations and warranties shall have been true and correct as of such particular date, except to the extent that the failure of such representations and warranties to have been true and correct as of such particular date has not caused a Material Adverse Effect); it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" qualifications and other qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded;

                  (b) The Company and the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under this Agreement at or prior to the Closing and the Company, Holdings and the Sellers shall have performed in all material respects all of the covenants and agreements required to be performed by them under the Distribution and Repurchase Agreement at or prior to the Closing;

                  (c) All consents that are set forth on Schedule 9.1(c) shall have been obtained;

                  (d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on Schedule 9.1(d) attached hereto shall have been made and obtained;

                  (e) No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

                  (f) The Buyer shall have obtained the financing necessary to complete the transaction contemplated hereby;

                  (g) Since the date hereof, there shall have been no Material Adverse Effect (without limiting the generality of the foregoing, since the date hereof, there shall have been no modification or change in the Tricare program, of any Medicare or Medicaid law, rule, regulation or payment policy, or any rule or policy of any third party payor, or any other applicable law or regulation, which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect);

                  (h) The Buyer shall have received an opinion, dated the Closing Date, of Kirkland & Ellis, counsel to the Company and the Sellers, with respect to the matters set forth on Exhibit D, attached hereto, and the lenders providing debt financing in connection with the transactions contemplated by this Agreement shall be entitled to rely thereon;

                  (i) The Buyer, the Company, Spectrum Healthcare of Delaware, Inc. and Correctional Medical Services, Inc. ("CMS") shall have entered into an Indemnification Agreement in the form of Exhibit E hereto (the "Indemnification Agreement") and the Indemnification Agreement shall be in full force and effect as of the Closing;

                  (j) Holdings shall have executed the Guaranty in the form of Exhibit F hereto (the "Guaranty") and the Guaranty shall be in full force and effect as of the Closing;

                  (k) The Buyer and CMS shall have entered into the letter agreement in the form of Exhibit G hereto (the "Separation Side Letter") and the Separation Side Letter shall be in full force and effect as of the Closing;

                  (l) The Sellers, the Representative and the Escrow Agent shall have entered into and delivered to the Buyer the Escrow Agreement;

                  (m) The Buyer shall have received evidence that the Company's professional liability insurance provided by Truck Insurance Exchange does not or will not as of the Closing contain a quota sharing or similar co-payment arrangement to which the Company would be subject;

                  (n) With respect to each Guarantee Obligation, either (A) the Company shall be released from or otherwise no be longer liable on such Guarantee Obligation or (B) the Company shall be the beneficiary of an indemnity or other form of credit protection from a bank, an insurance company or another reputable bonding company (such as a letter of credit, a surety bond or a cash escrow) for the liability of the Company under such Guarantee Obligation in an amount equal to the maximum outstanding face amount of such Guarantee Obligation; and

                  (o) The Representative shall have delivered to the Buyer each of the following:

                           (i) a certificate of the Company and each Seller,
                  dated the Closing Date, stating that the preconditions specified in Sections 9.1(a) and 9.1(b), as they relate to the Company and its Subsidiaries and each Seller, have been satisfied;

                           (ii) all minute books, stock books, ledgers and
                  registers and corporate seals in its possession relating to the organization, ownership and maintenance of the Company and its Subsidiaries;

                           (iii) certified copies of the charter and bylaws of
                  each of the Company and its Subsidiaries;

                           (iv) a copy of the resolutions of the board of
                  directors of the Company and each Seller which is an entity, approving the transactions contemplated by this Agreement, certified by the Company or such Seller, as the case may be;

                           (v) certificates from appropriate authorities, dated
                  as of or about the Closing Date, as to the good standing and qualification to do business of the Company or its Subsidiaries in each jurisdiction where they are so qualified and each Seller which is an entity in its jurisdiction of organization;

                           (vi) all stock certificates or other instruments
                  evidencing ownership of each of the Company's Subsidiaries;
                  and

                           (vii) copies of the resignations of the officers and
                  directors of the Company and its Subsidiaries set forth on Exhibit H hereto.

         SECTION 9.2 CONDITIONS TO THE SELLERS' OBLIGATIONS. The obligations of each Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or the Representative's waiver) of the following conditions as of the Closing Date:

                  (a) The representations and warranties of the Buyer contained in Article 5 hereof shall have been true and correct in all material respects as of the date of this Agreement and as of the Closing Date, except (i) for changes contemplated by this Agreement, and (ii) for those representations and warranties that address matters only as of the date of this Agreement or any other particular date (in which case such representations and warranties shall have been true and correct in all material respects as of such particular date); it being understood that, for purposes of determining the accuracy of such representations and warranties, all qualifications based on the word "material" or similar phrases contained in such representations and warranties shall be disregarded;

                  (b) The Buyer shall have performed in all material respects all of the covenants and agreements required to be performed by it under this Agreement at or prior to the Closing;

                  (c) All consents which are set forth on Schedule 9.1(c) attached hereto shall have been obtained;

                  (d) The applicable waiting periods, if any, under the HSR Act shall have expired or been terminated, and all other material governmental filings, consents, authorizations and approvals that are required for the consummation of the transactions contemplated hereby and set forth on the Schedule 9.1(d) attached hereto shall have been made and obtained;

                  (e) No action or proceeding before any court or government body shall be pending wherein an unfavorable judgment, decree or order would prevent the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded;

                  (f) The Sellers, the Representative, the Buyer and the Escrow Agent shall have executed and delivered to the Representative the Escrow Agreement;

                  (g) The Sellers and the Representative shall have received an opinion, dated the Closing Date, of Harwell, Howard, Hyne, Gabbert & Manner, P.C., counsel to the Buyer, with respect to the matters set forth on Exhibit I; and

                  (h) The Buyer shall have delivered to the Representative each of the following:

                           (i) certified copies of the resolutions duly adopted
                  by the Buyer's board of directors authorizing the execution, delivery and performance of this Agreement; and

                           (ii) a certificate of the Buyer, dated the Closing
                  Date, stating that the preconditions specified in Sections 9.2(a) and 9.2(b), as they relate to the Buyer, have been satisfied.

                                   ARTICLE 10
                                   TERMINATION

         SECTION 10.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of the Buyer and the Representative;

                  (b) by the Buyer, if there has been a material breach by the Company or a Significant Seller of any covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Buyer at the Closing and such breach has not been waived by the Buyer or cured by the Company or a Significant Seller within ten business days after the Representative's receipt of written notice thereof from the Buyer;

                  (c) by the Representative, if there has been a material breach by the Buyer of any covenant or other agreement contained herein which has prevented the satisfaction of any condition to the obligations of the Sellers at the Closing and such breach has not been waived by the Representative or cured by the Buyer within ten business days after the Buyer's receipt of written notice thereof from the Representative (provided that the failure to deliver the Purchase Price at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Representative);

                  (d) by the Buyer, if the transactions contemplated hereby have not been consummated on or before May 31, 2002; provided that the Buyer shall not be entitled to terminate this Agreement pursuant to this
         Section 10.1(d) if the Buyer's knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby; or

                  (e) by the Representative, if the transactions contemplated hereby have not been consummated on or before May 31, 2002; provided that the Representative shall not be entitled to terminate this Agreement pursuant to this Section 10.1(e) if the Company's or the Significant Sellers' knowing or willful breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

         The party desiring to terminate this Agreement pursuant to clauses (b),
         (c), (d) or (e) of this Section 10.1 shall give written notice of such termination to the other parties hereto.

         SECTION 10.2 EFFECT OF TERMINATION. In the event this Agreement is terminated by either the Buyer or the Representative as provided in Section 10.1, the provisions of this Agreement shall immediately become void and of no further force and effect (other than Section 7.1 (Confidentiality), Section 7.6 (Contact with Employees, Customers and Suppliers), Section 8.3 (Public Announcements), this Section 10.2, Section 12.2 (other than clause (b) of such
Section 12.2) (Nonsolicitation by the Buyer) and Article 11, each of which shall survive the termination of this Agreement), and there shall be no liability on the part of either the Buyer, the Company, any Significant Sellers, any other Seller or the Representative to any other party hereto, except for willful or knowing breaches of this Agreement prior to the time of such termination.

                                   ARTICLE 11
                       INDEMNIFICATION AND RELATED MATTERS

         SECTION 11.1 SURVIVAL. All representations, warranties, covenants, and agreements set forth in this Agreement or in any writing or certificate delivered pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be entitled to recover for any Loss pursuant to
Section 11.2(a), Section 11.2(c), or Section 11.3 unless written notice of a claim thereof is delivered to the other party before the Applicable Limitation Date. For purposes of this Agreement, the term "Applicable Limitation Date" shall mean the date that is eighteen (18) months after the Closing Date; provided that (A) the Applicable Limitation Date with respect to a breach of the representations and warranties of the Sellers set forth in Sections 3.6 shall be the date that is five (5) years after the Closing Date; and (B) the Applicable Limitation Date with respect to (x) a breach of the representations and warranties of the Sellers set forth in Section 3.9 and (y) the tax matters set forth in Section 11.3, shall be the date that is three (3) years after the Closing Date.

         SECTION 11.2 INDEMNIFICATION.

                  (a) Indemnification by Sellers. Subject to Section 11.2(f), each Seller shall, on a several basis, indemnify the Buyer and the Company and its Subsidiaries, and each of their respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors, and permitted assigns (collectively, the "Buyer Parties") and hold each of them harmless from and against and pay on behalf of or reimburse such Buyer Parties in respect of such Seller's Allocable Portion of any Loss that any such Buyer Party may suffer, sustain, or become subject to, as a result of:

                           (i) the breach of any representation or warranty
                  (other than any representation or warranties in Section 3.9) made by the Company or any Seller contained in this Agreement or in any certificate delivered by the Company or any Seller with respect thereto in connection with the Closing; or

                           (ii) the breach of any covenant or agreement made by
                  the Company or any Seller contained in this Agreement (other than any breach of Section 11.3(d) hereof, the remedies for which are addressed in Section 11.3(d)).

                  (b) Limitations on Indemnification by each the Seller. The indemnification provided for in Section 11.2(a) above is subject to the following limitations:

                           (i) With respect to each Seller, the aggregate amount
                  of (x) such Seller's Allocable Portion of the aggregate disbursements to the Buyer Parties from the Escrow Fund in respect of indemnification under Section 11.2 and (y) all payments made by such Seller in satisfaction of claims for indemnification pursuant to Section 11.2, shall not exceed such Seller's Allocable Portion of $10,000,000 (the "Cap"); provided that the Cap shall not apply to indemnification claims for breaches of Section 2.2(c), Section 2.3(b), the second sentence of Section 11.3(b)(i), and sentences (D), (F) and (G) of Section 11.3(b)(iii).

                           (ii) The Sellers shall not be liable to indemnify any
                  Buyer Parties pursuant to Section 11.2(a) unless and until the Buyer Parties have collectively suffered Losses by such breaches pursuant to such Section 11.2(a) in excess of a $500,000 aggregate basket (the "Basket") (at which point, subject to the other limitations herein, the Sellers will be liable to the Buyer Parties for all Losses in excess of such Basket); provided that the Basket shall not apply to indemnification claims for breaches of Section 2.2(c), Section 2.3(b), the second sentence of Section 11.3(b)(i), and sentences (D), (F) and (G) of Section 11.3(b)(iii).

                           (iii) The Buyer Parties shall take all reasonable
                  steps to mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder.

                           (iv) Notwithstanding anything to the contrary in this
                  Agreement, the indemnification rights provided in Section 11.2(a) and Section 11.3(d) of this Agreement, the Guaranty, and the Indemnification Agreement shall be the sole and exclusive remedy of the Buyer Parties with respect to any dispute arising out of or related to this Agreement or any Loss that any Buyer Party may suffer, sustain or become subject to, as a result of or relating to this Agreement and the transactions contemplated hereby, including, without limitation, any breaches by the Representative, in its capacity as the Representative, hereunder, except for the right to seek specific performance of any of the agreements contained herein.

                           (v) Payments by the Sellers pursuant to Section 11.2
                  and Section 11.3 (including, without limitation, disbursements from the Escrow Fund) shall be limited to the amount of any Loss that remains after deducting therefrom (A) any insurance or other third party recoveries actually received by the person seeking indemnification offsetting the amount of such Loss (net of cost of recovery) and (B) any recoveries actually received by such person or any of its affiliates pursuant to indemnification or otherwise with respect thereto (net of cost of recovery and exclusive of recoveries pursuant to this Agreement or any agreement referenced herein), and (C) any federal Tax benefit actually realized as a reduction of cash Taxes owed by such person attributable to the Loss amounts indemnified against. A Tax benefit will be considered to be realized only at the time and to the extent that it actually reduces the applicable federal tax return's aggregate cash Tax due for the tax period in which such Loss is included in such tax returns. For purposes of this determination, such Loss shall be treated as the last incremental dollars considered in calculating taxable income in such tax returns and the applicable Tax due. Notwithstanding the foregoing, if such amount is carried back to a prior tax period return and results in a refund for such period, then such Loss shall be considered to have been actually realized, and such Tax benefit shall be remitted to Sellers upon receipt by Buyer of such refund. The amount of any such Tax benefits shall be paid by the Buyer to the Representative (on behalf of the Sellers) promptly following the time they are realized, as contemplated herein. The Indemnified Parties shall exercise reasonable best efforts to obtain such proceeds, benefits and recoveries. The Buyer Parties shall seek full recovery under all insurance policies and similar agreements covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder. The amount of any insurance recovery or other third party recovery (net of the cost of recovery) made by any Buyer Party with respect to any Loss for which any such Person has been indemnified hereunder shall be paid by the Buyer promptly to the Representative (for the benefit of the Sellers). Any indemnification payment under this Section 11.2 shall be increased by the amount of any federal Tax detriment actually incurred by such person attributable to such payment, with such increase to be made at the time of incurrence of such Tax detriment. A Tax detriment will be considered to be incurred only at the time and to the extent that it actually increases the aggregate Tax liability of such Buyer Party in any tax period where such indemnification payment is treated as taxable income to the Buyer Parties and included in determining the Tax for such period. For purposes of this determination, the indemnification payment shall be treated as the last incremental dollars considered in calculating the applicable Tax. In the event that a Tax detriment as contemplated by the foregoing is incurred by any Buyer Party after

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
                  indemnification has been made hereunder, then the Sellers shall promptly pay to such Buyer Party an amount equal to the amount of such Tax detriment. Any and all payments by the Sellers pursuant to Section 11.2 and 11.3 shall be treated as adjustments to the aggregate purchase price paid for Tax purposes.

                           (vi) No Buyer Party shall be entitled to be
                  indemnified in respect of any Losses to the extent the Buyer Parties shall have been compensated therefor in connection with the purchase price adjustment in Section 2.2 or pursuant to the Guaranty or the Indemnification Agreement. The Sellers shall not be entitled to any duplicative payments or indemnities.

                           (vii) With respect to any Tax Return for a
                  Pre-Closing Period or Straddle Period, once such Tax Return has been initially filed and the liability as shown on such Tax Return as filed shall have been paid, no Buyer Party shall be entitled to make any claim against any Seller with respect to Taxes arising out of the period covered by or relating to such Pre-Closing Period Return or Straddle Period Return except pursuant to Section 11.3(d)(ii), subject to the limitations on indemnification relating thereto.

         Notwithstanding any implication to the contrary contained in this Agreement, so long as any Buyer Party delivers written notice of a claim to the Representative no later than the Applicable Limitation Date describing in reasonable detail the claim, the amount thereof if known (or otherwise a good faith estimate thereof), the basis thereof and the facts pertaining thereto, each Seller shall be required to indemnify the Buyer Parties for all Losses (subject to the Basket and Cap limitations and the other limitations set forth herein, if applicable) that the Buyer Parties may incur in respect of the matters that are the subject of such claim, regardless of when incurred, to the extent such Losses are described in such written notice.

                  (c) Indemnification by the Buyer. The Buyer shall indemnify the Sellers and the Representative and their respective officers, directors, partners, managers stockholders, employees, agents, representatives, affiliates, successors, and permitted assigns (collectively, the "Seller Parties") harmless from and against and pay on behalf of or reimburse such Seller Parties in respect of any Loss that such Seller Party may suffer, sustain, or become subject to, as a result of or relating to:

                           (i) the breach of any representation or warranty made
                  by the Buyer contained in this Agreement or in any certificate delivered by the Buyer with respect thereto in connection with the Closing; or

                           (ii) the breach of any covenant or agreement made by
                  the Buyer contained in this Agreement.

                  (d) Limitations on Indemnification by the Buyer. The indemnification provided for in Section 11.2(c) above is subject to the following limitations:

                           (i) Each Seller shall take all reasonable steps to
                  mitigate all indemnifiable liabilities and damages upon and after becoming aware of any event which could reasonably be expected to give rise to any liabilities or damages that are indemnifiable hereunder.

                           (ii) The aggregate amount of payments made by the
                  Buyer in satisfaction of claims pursuant to Section 11.2(c), shall not exceed $10,000,000; provided that the foregoing limitation shall not apply to indemnification claims for breaches of Section 2.2(c), Section 2.3(b), Section 11.3(b)(ii), or Section 11.3(b)(vi).

                           (iii) The Buyer shall not be liable to indemnify any
                  Seller Parties pursuant to Sections 11.2(c) unless and until the Seller Parties have collectively suffered Losses by such breaches pursuant to such Section 11.2(c) in excess of a $500,000 aggregate basket (at which point, subject to the other limitations herein, the Buyer will be liable to the Seller Parties for all Losses in excess of such $500,000); provided that the foregoing limitation shall not apply to indemnification claims for breaches of Section 2.2(c), Section 2.3(b), Section 11.3(b)(ii), or Section 11.3(b)(vi).

                           (iv) The indemnification rights provided in Section
                  11.2(c) and Section 11.3(d) of this Agreement shall be the sole and exclusive remedy of the Seller Parties with respect to any dispute arising out of or related to this Agreement or any Loss which any Seller Party may suffer, sustain or become subject to, as a result of or relating to this Agreement and the transactions contemplated hereby, except for the right to seek specific performance of any of the agreements contained herein.

         Notwithstanding any implication to the contrary contained in this Agreement, so long as any Seller Party delivers written notice of a claim to the Buyer no later than the Applicable Limitation Date describing in reasonable detail the claim, the amount thereof if known (otherwise a good faith estimate thereof), the basis thereof and the facts pertaining thereto, the Buyer shall be required to indemnify the Seller Parties for all Losses (subject to the limitations set forth herein, if applicable) that the Seller Parties may incur in respect of the matters that are the subject of such claim, regardless of when incurred, to the extent such Losses are described in such written notice.

                  (e) Procedures.

                           (i) If a party hereto seeks indemnification under
                  this Article 11 (including any indemnification for Taxes pursuant to Section 11.3), such party (the "Indemnified Party") shall promptly give written notice to the other party (the "Indemnifying Party") after receiving written notice of any action, lawsuit, proceeding, audit, investigation, or other claim against it (if by a third party) or discovering the liability, obligation, or facts giving rise to such claim for indemnification, describing in detail the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that no reasonable amount of delay in so notifying the Indemnifying Party shall relieve the Indemnifying Party of its obligations hereunder except to the extent such failure shall have prejudiced the

                  Indemnifying Party or shall not have been made by the Applicable Limitation Date. In that regard, if any action, lawsuit, proceeding, investigation, or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article 11, the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation, or other claim giving rise to the Indemnified Party's claim for indemnification at its expense, and at its option (subject to the exceptions in paragraphs (ii) and (iii) below) shall be entitled to control and appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, if the Indemnifying Party does not in connection with the assumption of the control of such defense agree in writing to be fully responsible for all Losses relating to such claims and to provide full indemnification to the Indemnified Party for all Losses relating to such claims, in each case subject to the limitations set forth in this Agreement, the Indemnifying Party shall be responsible for the reasonable fees and expenses of the Indemnified Party's separate counsel, if any, participating in the defense of such claims.

                           (ii) Except as provided in paragraph (iii) below, if
                  the claim for which the Indemnifying Party seeks to assume control (A) involves claims for non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), (B) involves criminal allegations, (C) is one in which the Indemnifying Party is also a party and involves a claim that, upon petition by the Indemnified Party, the appropriate court rules that joint representation would be inappropriate; (D) involves a significant claim or matter that would reasonably be expected to result in a significant disparagement or negative publicity relating to the Indemnified Party or one of its Subsidiaries or Affiliates, or (E) involves a claim that, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend, then the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party subject to the limitations set forth herein.

                           (iii) If the claim for which the Indemnifying Party
                  seeks to assume control (A) involves claims for both monetary and non-monetary relief (except where non-monetary relief is merely incidental to a primary claim or claims for monetary damages), or (B) involves both monetary claims and criminal allegations (each, a "Joint Defense Proceeding"), the Indemnifying Party and the Indemnified Party will jointly participate in and control the defense of such Joint Defense Proceeding, and the Indemnifying Party will pay the reasonable fees and expenses of legal counsel jointly retained by the Indemnifying Party and the Indemnified Party in connection with such Joint Defense Proceeding subject to the limitations set forth herein.

            If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless the employment thereof has been specifically authorized by the Indemnifying Party in writing.

            If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction, or other equitable relief will be imposed against the Indemnified Party or any of the Indemnified Party's respective Affiliates or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

            If the Indemnified Party shall control the defense of any such claim, the Indemnifying Party shall not be bound by any settlement or compromise of such claim or any consent to the entry of any judgment with respect to such claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld).

            (f) Payments by and Obligations of each Seller. Any payment required under Section 11.2(a) or (at Buyer's option) Section 11.3(d) by a Seller shall be made first by a disbursement from the Escrow Fund, in accordance with the terms of the Escrow Agreement, until the Escrow Fund has been exhausted, and second by each Seller in the amount of such Seller's Allocable Portion of such payment, in each case subject to the limitations on indemnification set forth in this Article 11.

      SECTION 11.3 CERTAIN TAX MATTERS.(a) Certain Definitions. As used in this
Section 11.3:

                  (i) "Buyer Tax Group" means the Affiliated Group of which the
            Buyer or Team Health Holdings, L.L.C. is the common parent.

                  (ii) "Pre-Closing Period" means any taxable period beginning before and ending on or before the Closing Date.

                  (iii) "Company Tax Group" means the Affiliated Group of which the Company is the common parent.

                  (iv) "Straddle Period" means any taxable period that includes
            (but does not end on) the Closing Date.

            (b) Return Filing; Refunds; Credits; and Tax Claims.

                  (i) The Representative (on behalf of the Sellers and at their sole cost and expense) shall prepare, or cause to be prepared, and file, or cause to be filed on a timely basis all Tax Returns of or including the Company or any of its Subsidiaries for all Pre-Closing Periods (the "Pre-Closing Period Returns"). The Sellers shall pay all Taxes shown to be due on the Pre-Closing Period Returns. The Representative shall provide the Buyer with a copy of (1) the Pre-Closing Period Return that is the U.S. federal income tax return of the Company filed after the Closing Date at least 30 days prior to the due date thereof or the earlier planned filing date (giving effect to any extensions thereof) (the "Closing Federal Return"), (2) the Pre-Closing Period Returns that are the state tax returns set forth on Exhibit K attached hereto filed after the Closing Date at least 15 days prior to the due date thereof or earlier planned filing date (giving effect to any extensions thereof) (the "Significant State Returns" and together with the Closing Federal Return, the "Review Returns") and (3) any other Pre-Closing Period Returns filed after the Closing Date at least 15 days prior to the due date thereof or earlier planned filing date (giving effect to any extensions thereof) ("Other Pre-Closing Period Returns"), and shall permit Buyer (at Buyer's sole expense) to review and comment on such Pre-Closing Period Returns to be filed after the Closing Date ("Buyer Comments"). Such Pre-Closing Period Returns (along with reasonable supporting documentation requested by Buyer in writing at least 5 days prior to the date on which such Pre-Closing Period Return is required to be delivered to the Buyer; provided that the Representative shall give written notice to Buyer of the date of delivery in the event that it plans to deliver a Pre-Closing Period Return prior to the last day that it can be delivered, and Buyer's request shall be required to be made at least 5 days prior to the date specified in the Representative's notice) will be sent to the Buyer for its review at the place of business of the Buyer identified in Section 13.1 hereof. The Buyer shall have a period of 15 days after receipt of such Pre-Closing Period Return (along with the reasonable supporting documentation as requested as described above) to provide Buyer Comments. Nothing herein shall preclude Buyer from requesting additional reasonable supporting documentation, and the Representative shall provide such documentation as soon as reasonably practicable; provided that no such request shall have the effect of delaying or tolling any period of review, negotiation or dispute resolution provided for herein. Only with respect to Buyer Comments on the Review Returns, if the Representative disagrees with any Buyer Comments, the Buyer and the Representative shall consult and negotiate in good faith to try to resolve such Buyer Comments on the Review Returns for a period of 5 days. If the parties are unable to resolve any Buyer Comments on the Review Returns prior to end of such period, such dispute shall be resolved by the Firm, which shall resolve any issue in dispute as promptly as practicable but in no event later than the earlier of
            (A) 10 days after such dispute is submitted to the Firm or (B) the due date of such Review Return, provided that the Firm shall resolve such dispute in favor of the Sellers unless the Firm determines that the Review Return has not been prepared in accordance with the Code and regulations thereunder (or any corresponding state law, as applicable) and that there is no reasonable basis for the Sellers' position under applicable law or regulations. All changes to the Review Returns as agreed to by the Representative and the Buyer or as determined by the Firm in accordance with the above procedures shall be reflected in the applicable Review Return and in any other Pre-Closing Period Return filed after such agreement or determination if and to the extent an identical item as so determined is to be reflected in such other Pre-Closing Period Return and such treatment is consistent with applicable state law and regulations. The determination by the Firm shall be final, conclusive and binding on the parties.

                  (ii) The Buyer shall cause the Company (at its sole expense)
            to prepare, or cause to be prepared, and file, or cause to be filed on a timely basis, all Tax Returns (other than the Pre-Closing Period Returns of the Company and its Subsidiaries), including Tax Returns, if any, for the Straddle Period (the "Straddle Period Returns"). The Buyer shall cause the Company to pay all Taxes shown to be due on the Straddle Period Returns.

                  (iii) (A) The Buyer shall cause the Company to provide to the
            Representative copies of any Straddle Period Returns (along with reasonable supporting documentation requested by the Representative in writing at least 5 days prior to the date on which such Straddle Period Return is required to be delivered to the Representative; provided that the Buyer shall give written notice to Representative of the date of delivery in the event that it plans to deliver a Straddle Period Return prior to the last day that it can be delivered, and Representative's request shall be required to be made at least 5 days prior to the date specified in the Buyer's notice) at least 30 days prior to the due date thereof or earlier planned filing date (giving effect to any extensions thereto), accompanied by a statement calculating in reasonable detail the amount of Taxes shown on such Straddle Period Return for the portion of the related Straddle Period that ends on and includes the Closing Date (the "Tax Obligation Statement"). (B) The Representative shall have the right to review and comment on such Straddle Period Returns and Tax Obligation Statement prior to the filing of such Straddle Period Returns and the Buyer shall cause the Company to make revisions and changes to such Straddle Period Returns as are reasonably requested by the Representative ("Seller Comments"), and the Tax Obligation Statement shall be recalculated to properly reflect any such changes to such Straddle Period Returns. The Representative shall have a period of 15 days after receipt of such Straddle Period Returns (along with reasonable supporting documentation as requested as described above) to provide Seller Comments. Nothing herein shall preclude the Representative from requesting additional reasonable supporting documentation, and the Buyer shall provide such documentation as soon as reasonably practicable; provided that no such request shall have the effect of delaying or tolling any period of review, negotiation or dispute resolution provided for herein.
            (C) If the Buyer objects to any Seller Comments as not reasonably requested or if the Representative disputes any amounts shown as due on such Straddle Period Returns or the amount calculated in the Tax Obligation Statement, the Representative and the Company shall consult and negotiate in good faith to try to resolve such issues.
            (D) If the Representative agrees to the preparation of such Straddle Period Return and to the Tax Obligation Statement amount, the Sellers shall pay to the Company an amount equal to the Taxes shown on the Tax Obligation Statement allocable to the portion of the Straddle

            Period ending on and including the Closing Date less any amounts paid by or on behalf of the Company or any of its Subsidiaries on or before the Closing Date with respect to estimated Taxes thereto, not later than three days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. (E) If the parties are unable to resolve any dispute prior to the date which is 10 days prior to the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return, such dispute shall be resolved by the Firm, which shall resolve any issue in dispute as promptly as practicable.
            (F) If the Firm is unable to make a determination with respect to any disputed issue prior to the due date (including any extensions) for the filing of the Straddle Period Return in question, (1) the Company shall file, or shall cause to be filed, such Straddle Period Return without such determination having been made and (2) the Sellers shall pay to the Company, not later than three days before the due date (including any extensions thereof), an amount determined by the Representative as the proper amount chargeable to the Sellers pursuant to this Section 11.3 less any amounts paid by or on behalf of the Company or any of its Subsidiaries on or before the Closing Date with respect to estimated Taxes thereto. (G) Upon delivery to the Representative and the Company by the Firm of its final determination, appropriate amendments to such Straddle Period Return as required and appropriate payments will be made between the Buyer and the Sellers in accordance with the immediately preceding sentence in order to reflect the decision of the Firm. (H) The determination by the Firm shall be final, conclusive and binding on the parties. (I) The amount shown as due on the Pre-Closing Period Returns that are not the Review Returns and the amount determined by agreement or by the final determination of the Firm to be owed by the Sellers for the Review Returns or Straddle Period Return is herein referred to as the "Sellers Tax Obligation." Once the Sellers Tax Obligation has been determined in accordance with the procedures set forth above and paid by the Sellers or by the Sellers to the Company, as the case may be, as set forth above, any claim by the Buyer Parties for additional amounts owed related to Pre-Closing Period Returns or Straddle Period Returns must be made as a claim for a breach of the representations and warranties of Section 3.9 hereof pursuant to Section 11.3(d)(ii) hereof.

                  (iv) The Representative, the Buyer and the Company shall
            reasonably cooperate with the other parties, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns (including amended returns and claims for refund), including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Buyer, the Company and the Representative recognize that the Representative and its agents will need access, from time to time, after the Closing Date, to certain accounting and Tax records and information held by the Company and each of its Subsidiaries to the extent such records and information pertain to events occurring prior to the Closing Date; therefore, the Buyer and the Company agree that from and after the Closing Date the Buyer shall cause the Company to, and the Company shall, and shall cause each of its Subsidiaries to, (A) retain and maintain such records until such time as the Representative determines that such retention and maintenance is no longer necessary and (B) allow the Representative and its agents and representatives (and agents and representatives of its Affiliates) to inspect, review and make copies of such records as the Representative may deem necessary or appropriate from time to time.

                  (v) The Company shall not, and shall cause each of its
            Subsidiaries not to, dispose of or destroy any of the business records and files of its Subsidiaries relating to Taxes in existence on the Closing Date without first offering to turn over possession thereof to the Representative by written notice to the Representative at least 30 days prior to the proposed date of such disposition or destruction.

                  (vi) Any refunds of Tax or credits against Taxes or similar benefit (including any interest or similar benefit) received by Buyer Tax Group or the Company and its Subsidiaries (a "Tax Benefit") with respect to (A) any Pre-Closing Period or the portion of any Straddle Period that ends on and includes the Closing Date or
            (B) Taxes for which the Sellers have indemnified the Company under this Agreement, shall be for the account of the Sellers, and Buyer shall pay to the Representative (for the benefit of the Sellers) within five business days after the Buyer, the Company or any of its Subsidiaries receives or becomes entitled to any such Tax Benefit.

            (c) Elections. The Buyer Tax Group and the Company shall not, and shall cause the Company and each of its Subsidiaries not to make, amend any Tax Return or revoke any Tax election unless required by law if such action would adversely affect (i) the liability for Taxes of the Sellers or any other Person (other than the Company or any of its Subsidiaries for taxable periods beginning after the Closing Date) as to whom or with whom the Company has filed a consolidated Tax Return, in each case, with respect to any taxable period ending on or before the Closing Date or (ii) any Tax refund or Tax credit with respect to any such period.

            (d) Tax Indemnification.

                  (i) The Buyer Tax Group and the Company shall indemnify,
            defend and hold harmless the Sellers, at any time after the Closing and prior to the third anniversary of the Closing Date, from and against (x) any penalties, additions to Tax or interest to the extent resulting from any failure of Buyer and the Company or any of its Subsidiaries to provide records or other information regarding Taxes with respect to the Company or any of its Subsidiaries in a timely manner to the extent that such records or other information was delivered to the Buyer or was in the possession of any member of the Buyer Tax Group, the Company or its Subsidiaries and (y) any liability for Taxes of the Company or any of its Subsidiaries acquired by Buyer at the time of acquisition of the Common Stock for any taxable period ending after the Closing Date except in the case of Straddle Periods, the Buyer's Tax Group and the Company's indemnity will cover only that portion of any such Taxes that is not attributable to the portion of such Straddle Period that ends on the Closing Date.

                  (ii) Except as provided in Section 8.4 hereof, each Seller shall indemnify, defend and hold harmless the Buyer Tax Group, at any time after the Closing and prior to the third anniversary of the Closing Date, from and against (x) such Seller's Allocable Portion of any Loss resulting from a breach by the Sellers of the representations and warranties in Section 3.9 and (y) such Seller's Allocable Portion of any liability for (A) Taxes imposed on the Company or any of its Subsidiaries (including any Taxes pursuant to Treasury Regulation Section 1.1502-6 or any similar state, local or foreign law or regulation with respect to the taxable income of any member of Company Tax Group) for any taxable period that ends on or before the Closing Date; and (B) any Taxes imposed on the Company or any of its Subsidiaries as a successor or transferee, by contract or pursuant to any law, rule or regulation, which Taxes relate to any event or transaction occurring before the Closing.

                  (iii) With respect to each Seller, the aggregate amount of (x)
            such Seller's Allocable Portion of the aggregate disbursements to the Buyer Parties from the Escrow Fund in respect of the indemnification provided in this Section 11.3(d) and (y) all payments made by such Seller or behalf of such Seller in satisfaction of claims for indemnification pursuant to this Section 11.3(d), shall not exceed such Seller's Allocable Portion of $10,000,000 (the "Tax Cap") it being understood and agreed that the Tax Cap is separate from and in addition to the Cap). Notwithstanding anything to the contrary in this Agreement, the indemnification rights provided in Section 11.3(d) of this Agreement shall be the sole and exclusive remedy of the Buyer Tax Group and the Buyer Parties with respect to any disputes, claims, actions or other matters arising out of or related to the matters that are indemnified under Section 11.3(d) of this Agreement.

                  (iv) The indemnification provided by each Seller in this
            Section 11.3(d) shall be limited by and subject to the provisions of
            Section 11.2(b)(iii) through (vii).

                  (v) The indemnification provided by the Buyer Tax Group and the Company in this Section 11.3(d) to the Sellers is subject to the following limitation: the aggregate amount of all payments made by the Buyer and the Company in satisfaction of claims for indemnification pursuant to Section 11.3(d) shall not exceed $10,000,000. For purposes of clarity the parties intend that this tax cap is separate from and in addition to the cap for non-tax matters referred to in Section 11.2(b)(i).

                  (vi) In determining the responsibility of the Sellers and the
            Buyer Tax Group for Taxes attributable to any Straddle Period, Taxes based upon or related to gross or net income or receipts shall be apportioned on the basis of an interim closing of the books as of the Closing Date, and all other Taxes shall be prorated on a daily basis.

            (e) Contests. If a notice of deficiency, proposed adjustment, assessment, audit, examination or other administrative or court proceeding, suit, dispute or other claim (a "Tax Claim") shall be delivered, sent, commenced, or initiated to or against any member of Buyer Tax Group, the Company or any of its Subsidiaries by any Taxing authority with respect to Taxes that results in or may result in a loss for which indemnification may be claimed from the Sellers under this Agreement, the Buyer shall promptly notify the Representative in writing of such Tax Claim. The Representative shall have the sole right to represent the Company's and each of its Subsidiaries' interests and to employ counsel of its choice at its expense with respect to any such Tax Claim; and the Buyer shall cause the Buyer Tax Group, the Company and each of its Subsidiaries to execute any powers of attorney necessary in order to allow the Representative to control such contest and to settle any such Tax Claim; provided that in the case of any Tax Claim relating to any Tax for a Straddle Period Return which Buyer and the Sellers share liability pursuant to Section 11.3(b)(iii), the Buyer and the Representative shall each be entitled to participate at their own expense in the conduct of such Tax Claim to the extent it relates to a Tax for which such party bears liability pursuant to Section 11.3(b)(iii). No party may settle or otherwise dispose of any Tax Claim for which another party may have liability under Section 11.3(b)(iii) without the prior written consent of such other party, which consent may not be unreasonably withheld.

                                   ARTICLE 12
                                  NON COMPETE

      SECTION 12.1 NONCOMPETITION, NONSOLICITATION, AND CONFIDENTIALITY. From and after the Closing Date:

            (a) Noncompetition. In consideration of the purchase by the Buyer of the Common Stock and good will of the Company and of the mutual covenants provided for herein to each Significant Seller (other than ARAMARK Organizational Services, Inc., successor by merger to ARAMARK Health & Education Services, Inc. ("Aramark")) and each Individual Covenantor (collectively, the "Covenantors"), except as otherwise agreed by the Buyer, each Significant Seller (other than Aramark) agrees to not engage and agrees to cause Holdings and its Subsidiaries to not engage and each Individual Covenantor agrees to not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative, or otherwise) directly or indirectly in the Military Line of Business during the Noncompete Period applicable thereto or in the Non-Military Line of Business during the Noncompete Period applicable thereto. Notwithstanding anything to the contrary herein, the provisions of this
      Section 12.1(a) and the provisions of Section 12.1(b) shall be subject to the following limitations: (i) such Sections shall not apply to any Affiliates of the Significant Sellers (other than Aramark and Holdings and its Subsidiaries and the Individual Covenantors); (ii) if Holdings or its Subsidiaries are acquired by a third party, the provisions of such Sections shall not apply to such third party (but shall continue to apply to the acquired Persons); (iii) ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses; and (iv) no Person shall be deemed to be in breach of such Sections solely as a result of owning a direct or indirect interest in a business whose other owner engages in the activities prohibited hereunder. The parties hereto agree that, if the covenant set forth in this Section 12 is determined to be invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding anything herein to the contrary, the Sellers and their Affiliates and the Holdings and its Subsidiaries may continue to engage in or to pursue healthcare business operations in military penal facilities and in community hospitals where such business is, or is part of, the delivery of correctional healthcare, behavioral or substance abuse treatment.

            (b) Nonsolicitation. Except as otherwise agreed by the Buyer and except for doctors and nurses that are being engaged to provide clinical services by Holdings or its Subsidiaries, each Significant Seller (other than Aramark) agrees that it will not and will cause Holdings and its Subsidiaries to not and each Individual Covenantor agrees that it will not, during the applicable Noncompete Period, directly or indirectly (but excluding general advertisements seeking to hire generally) (i) contact, approach, or solicit, for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor, or otherwise), or hire any employee or independent contractor of the Company or its Subsidiaries as of the date hereof who is offered employment by the Buyer or the Company; and (ii) solicit, induce or attempt to induce any client, customer, contractor, supplier, licensee or other business relation of the Company or any Subsidiary as of the date hereof to cease doing business with the Company or such Subsidiary, or in any way interfere with the relationship between any such client, customer, contractor, supplier, licensee or other business relation and the Company or any Subsidiary; provided that nothing in this Article 12 shall prohibit the Covenantors or any of their respective Affiliates (other than Aramark) or Holdings or its Subsidiaries from taking any action otherwise prohibited by this Article 12 with respect to any Person whose employment is first terminated by the Buyer, the Company or any of their respective Affiliates, as the case may be.

            (c) Confidentiality. Each of the Significant Sellers and Individual Covenantors agree that they shall and shall cause Holdings and its Subsidiaries to treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the "Confidential Information"), refrain from using any of the Confidential Information except in connection with this Agreement, and at any time upon the request of the Buyer deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control. In the event that any of the Covenantors, Aramark or Holdings or its Subsidiaries is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, it shall notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 12.1(c). If, in the absence of a protective order or the receipt of a waiver hereunder, any of the Covenantors, Aramark or Holdings or its Subsidiaries is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, it may disclose the Confidential Information to the tribunal; provided that it shall use its best efforts to obtain, at the request and expense of the Buyer, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate. Notwithstanding the foregoing, the Sellers and their Affiliates and Holdings and its Subsidiaries may disclose the Company and its Subsidiaries' pre-Closing ownership history and corporate structure, and the Company's and its Subsidiaries pre-Closing historical financial information, to governmental or other agencies or entities, only to the extent necessary to respond to bid solicitations, procurements, or contract negotiations in which the Sellers or their Affiliates or Holdings or its Subsidiaries participate in pursuit of business not restricted pursuant to this Article 12.

            (d) Remedy for Breach. Each Covenantor and Aramark acknowledges and agrees that in the event of a breach of any of the provisions of this
      Section 12.1, monetary damages may not constitute a sufficient remedy. Consequently, in the event of any such breach, the Company, the Buyer, and/or their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

            (e) Certain Definitions. As used in this Article 12 and elsewhere in this Agreement, the following terms have the following meanings:

            "Individual Covenantors" means Julian L. Carr, Jr., Richard Miles and James Moore.

            "Military Line of Business" means the line of business as conducted on the date hereof by the Company and its Subsidiaries and Related Entities within the United States that directly or indirectly provides services to the United States military, its contractors, personnel and their dependents.

            "Noncompete Period" means, with respect to the Significant Sellers (other than the Julian L. Carr, Jr. Revocable Trust and Aramark) and Holdings and its Subsidiaries and the Military Line of Business, five years; with respect to the Significant Sellers (other than the Julian L. Carr, Jr. Revocable Trust and Aramark) and Holdings and its Subsidiaries and the Non-Military Line of Business, two years; and with respect to the Individual Covenantors and the Military Line of Business and the Non-Military Line of Business, two years.

            "Non-Military Line of Business" means the lines of business as conducted on the date hereof by the Company and its Subsidiaries within the United States, other than the Military Line of Business.

      SECTION 12.2 NONSOLICITATION BY THE BUYER. Except as otherwise agreed by the Representative and except for doctors and nurses that are being engaged to provide clinical services by the Buyer or its Subsidiaries, for a period of two years following the date hereof (but excluding general advertisements seeking to hire generally), (a) if this Agreement is terminated for any reason pursuant to
Article 10 (other than as a result of a termination pursuant to Section 10.1(b)), the Buyer shall not, directly or indirectly, actively solicit or induce any employee, agent or contractor of Holdings, the Company or any of their respective Subsidiaries or related entities to leave such employment and become an employee, agent or contractor of the Buyer or any of its Affiliates, or hire any such employee, agent or contractor of Holdings, the Company or any of their respective Subsidiaries or related entities; and (b) none of the Buyer, the Company or their respective Subsidiaries shall, directly or indirectly, actively solicit or induce any employee, agent or contractor of Holdings or any of its Subsidiaries or related entities to leave such employment or relationship and become an employee, agent or contractor of the Buyer, the Company or any of their respective Affiliates, or hire any such employee, agent or contractor of Holdings or any of its Subsidiaries or related entities; provided that nothing in this Section 12.2 shall prohibit the Buyer, the Company or any of their Affiliates from taking any action otherwise prohibited by this Section 12.2 with respect to any Person whose employment is first terminated by Holdings or any of its Subsidiaries or related entities, as the case may be.

      SECTION 12.3 NONCOMPETITION AND NONSOLICITATION OF ARAMARK. From and after the Closing Date:

            (a) Noncompetition. In consideration of the purchase by the Buyer of the Common Stock and good will of the Company and of the mutual covenants provided for herein to Aramark, during the period beginning on the Closing Date and ending on the third anniversary of the Closing Date (the "Aramark Noncompete Period"), except as otherwise agreed by the Buyer, Aramark agrees to not engage (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative, or otherwise) directly or indirectly in any line of business as conducted by the Company and its Subsidiaries on the date hereof within the United States, defined solely for purposes of defining Aramark's obligations under this Section 12.3(a) as (i) the provision of a full range of management and staffing clinical health services in multiple clinical areas to health care facilities, including those of physicians in many specialties, nurses, clinical care specialty technicians and administrative support personnel primarily related to clinical care to patients; (ii) the provision of management services including recruiting, scheduling, credentialing, employee relations, and personnel administration, the primary purpose of which is directed to the provision of clinical care to patients; (iii) the provision of certain financial analyses to facilities to ascertain the cost-benefit of its services and those of other contractors with its clients, the primary purpose of which is directed to the provision of clinical care to patients; and (iv) the operation of a healthcare billing function that provides billing to patients and payors, the primary purpose of which is directed to the provision of clinical care of patients; provided, that for purposes of the covenants contained in this Section 12.3(a), in the case of existing lines of business of the Company and its Subsidiaries and related entities other than the military lines of business, the Aramark Noncompete Period shall end on the date that is two
      (2) years after the Closing Date; provided further that the provisions of this Section 12.3(a) shall not apply to any Affiliates of Aramark (other than Holdings and its Subsidiaries and the

      Covenantors); provided further that if Aramark is acquired by a third party, the provisions of this Section 12.3 shall not apply to such third party (but shall continue to apply to Aramark); provided further that ownership of less than 5% of the outstanding stock of any publicly traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses; provided further that Aramark shall not be deemed to be in breach of this Section 12.3(a) solely as a result of owning a direct or indirect interest in a business whose other owner engages in the activities prohibited hereunder; provided further that Aramark shall not be deemed to be in breach of this Section 12.3(a) as a result of the involuntary acquisition of a competitive business as a result of Aramark's status as a creditor in a bankruptcy or insolvency proceeding; provided further that Aramark shall not be deemed to be in breach of this Section 12.3(a) as a result of the acquisition of a competitive business provided that the segment of the acquired business that is in competition does not generate gross revenues in excess of 30% of the total revenues of the acquired business; provided, further, that Aramark shall not be deemed to be in breach of this Section 12.3(a) as a result of providing the following services, to the extent that such services do not primarily relate to the provision of clinical care to patients: food service, housekeeping, servicing of clinical equipment, other facility services (including, without limitation, maintenance), patient transportation, HVAC, dietary consultation, and other services engaged in by Aramark as of the date hereof. The Parties hereto agree that, if the covenant set forth in this Section 12 is determined to be invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

            (b) Nonsolicitation. Except as otherwise agreed by the Buyer, Aramark agrees that it will not, during the applicable Aramark Noncompete Period, directly or indirectly (but excluding general advertisements seeking to hire generally) (i) contact, approach, or solicit, for the purpose of offering employment to (whether as an employee, consultant, agent, independent contractor, or otherwise) or hire the following: Toni Quehnle, Joe Vocks, Neil Patterson, Dr. Jaime Arroyo, Cathy Vivirito, George Tracey, JoAnn Zintell, Dr. Richard Takao and Dr. James Boehlke; or
      (ii) solicit, induce or attempt to induce any client, customer, contractor, supplier, licensee or other business relation of the Company or any Subsidiary as of the date hereof to cease doing business with the Company or such Subsidiary.

                                   ARTICLE 13
                                  MISCELLANEOUS

      SECTION 13.1 NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

            if to the Company (after the Closing) or to the Buyer, then to:

                  Team Health, Inc.
                  1900 Winston Road
                  Knoxville, TN 37919
                  Attention: Lynn Massingale, M.D.
                  Fax: 865-539-8030

                  with a copy to:

                  Harwell Howard Hyne Gabbert & Manner, P.C.
                  1800 AmSouth Center
                  315 Deaderick Street
                  Nashville, TN 37238
                  Attention:   Mark Manner
                  Fax: 615-251-1056

            or, if to the Company (before the Closing), then to:

                  Spectrum Holdings of Delaware, LLC
                  12647 Olive Blvd.
                  P.O. Box 419052
                  St. Louis, Missouri 63141-9052
                  Attention: Chief Executive Officer
                  Fax: (314) 919-8801

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Attention:  Sanford E. Perl
                  Fax: (312) 861-2200

            or, if to the Representative, then to:

                  Madison Dearborn Capital Partners, L.P.
                  Three First National Plaza, Suite 3800
                  Chicago, Illinois 60602
                  Attention: Timothy Sullivan
                  Fax: (312) 895-1001

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Attention:  Sanford E. Perl
                  Fax: (312) 861-2200
      or, if to a Seller, then to the address for such Seller set forth next to such Seller's name on the Schedule of Sellers,

                  with a copy to:

                  Kirkland & Ellis
                  200 East Randolph Drive
                  Chicago, Illinois 60601
                  Attention:  Sanford E. Perl
                  Fax: (312) 861-2200

      All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received on a business day in the place of receipt prior to 5:00 p.m. in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

      SECTION 13.2 AMENDMENTS AND WAIVERS.

            (a) Except as otherwise provided herein, any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Buyer, the Company, the Representative and the Sellers whose aggregate Seller Percentages exceed fifty percent (50%) of all of the Seller Percentages.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

            (c) Notwithstanding anything to the contrary herein, in the event that between the date hereof and the Closing Date any Person who is not already a signatory to this Agreement and listed on the Schedule of Sellers hereto is intended to acquire any Acquired Shares pursuant to the Distribution and Repurchase Agreement or otherwise (each, a "New Seller"), the Company will not permit such New Seller to acquire such Acquired Shares unless such New Seller first agrees to be bound by this Agreement and executes and delivers to the Company a counterpart of this Agreement, in which case such New Seller shall be deemed to be a Seller for purposes of this Agreement and the Schedule of Sellers shall be updated accordingly.

      SECTION 13.3 CONSTRUCTION; SEVERABILITY. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Person. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. In the event a subject matter is addressed in more than one representation and warranty in Article 3, the Buyer shall be entitled to rely only on the most specific representation and warranty addressing such subject matter. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law or regulation, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law or regulation, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

      SECTION 13.4 EXPENSES. Except as otherwise provided herein, each party shall pay all of its own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other agreements contemplated hereby, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby; provided that the Buyer shall pay any and all expenses relating to surveys, title insurance, filings under the HSR Act and any other filings and consents required in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, to the extent the Representative requests prior to the Closing that the Company pay at or after the Closing any fees, costs or expenses for which a Seller is liable pursuant to this Section 13.4 ("Seller Transaction Expenses"), then such Seller Transaction Expenses shall be paid by the Company when due and there shall be a downward adjustment to the Closing Working Capital and any estimates thereof equal to the amount of such Seller Transaction Expenses to be paid by the Company at or after the Closing and, for the avoidance of doubt, any Tax deductions taken in periods after the Closing Date for the Seller Transactions Expenses that are paid after the Closing Date shall be for the benefit of the Company.

      SECTION 13.5 SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that the Buyer may transfer or assign, in whole or from time to time in part, to one or more of its Affiliates, the right to purchase all or a portion of the Acquired Shares, but no such transfer or assignment will relieve the Buyer of its obligations hereunder.

      SECTION 13.6 GOVERNING LAW. All issues and questions concerning the construction, validity, interpretation and enforceability of this Agreement and the exhibits and schedules hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      SECTION 13.7 JURISDICTION. Except as otherwise expressly provided in this Agreement, any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States District Court for the Northern District of Illinois or any Illinois State court sitting in Chicago, Illinois, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts herefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

      SECTION 13.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

      SECTION 13.9 COUNTERPARTS; THIRD PARTY BENEFICIARIES. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Holdings shall be an intended third party beneficiary of this Agreement and shall have the right to enforce this Agreement in its own name. Except as otherwise specifically set forth herein, no provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

      SECTION 13.10 ENTIRE AGREEMENT. This Agreement and the documents referred to herein (including the Confidentiality Agreement) contain the complete agreement between the parties hereto and supersede any prior understandings, agreements or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. The representations and warranties made by the Company in this Agreement (as qualified by the Schedules) supersede, replace and nullify in every respect the data set forth in any other document, material or statement, whether written or oral, made available to the Buyer (the "Other Material"), and the Buyer shall be deemed to have not relied on any data contained in the Other Material for any purpose whatsoever, including, without limitation, as a promise, projection, guaranty, representation, warranty or covenant.

                                    * * * * *

      IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY:                           SPECTRUM HEALTHCARE SERVICES, INC.
                                   By:      _______________________________
                                   Name:    _______________________________
                                   Title:   _______________________________

SELLERS:                           MADISON DEARBORN CAPITAL
                                   PARTNERS, L.P.

                                   By:      Madison Dearborn Partners, L.P.
                                   Its:     General Partner

                                   By:      Madison Dearborn Partners, Inc.
                                   Its:     General Partner

                                   By:      _______________________________
                                   Its:     _______________________________

                                   ALLEN & COMPANY INCORPORATED

                                   By:      _______________________________
                                   Its:     _______________________________

                                   ARAMARK ORGANIZATIONAL SERVICES, INC.,
                                   SUCCESSOR BY MERGER TO ARAMARK HEALTH &
                                   EDUCATION SERVICES, INC.

                                   By:      _______________________________

                                   Its:     _______________________________

                                   HEALTHCARE EQUITY PARTNERS, L.P.

                                   By:      Beecken, Petty & Company, L.L.C.
                                   Its:     General Partner

                                   By:      _______________________________

                                   Its:     _______________________________

                                   HEALTHCARE EQUITY QP PARTNERS, L.P.

                                   By:      _______________________________
                                   Its:     _______________________________


                                   By:      _______________________________
                                   Its:     _______________________________


                                   LATOUR PARTNERSHIP, L.P.

                                   By:      _______________________________
                                   Its:     _______________________________


                                   By:      _______________________________

                                   Its:     _______________________________

                                   NORTHWESTERN UNIVERSITY

                                   By:      _______________________________

                                   Its:     _______________________________

                                   PRUDENTIAL PRIVATE EQUITY
                                   INVESTORS III, L.P.

                                   By:      Prudential Equity Investors, Inc.
                                   Its:     General Partner

                                   By:      Cornerstone Equity Investors, L.L.C.
                                   Its:     Investment Advisor

                                   By:      _______________________________

                                   Its:     _______________________________

                                   JULIAN L. CARR, JR., AND EILEEN M. CARR,
                                   TRUSTEES OF THE JULIAN L. CARR, JR.
                                   REVOCABLE TRUST U/T/A DATED
                                   JANUARY 15, 1993

                                   By:      _______________________________

                                   Its:     _______________________________




                                   _______________________________
                                   ERAN ASHANY



                                   _______________________________
                                   JOHN T. CROTTY


                                   _______________________________
                                   RUTH E. KIM


                                   _______________________________
                                   MELVIN M. MAHONEY AND PAULA
                                   MAHONEY, AS JOINT TENANTS WITH
                                   RIGHTS OF SURVIVORSHIP

                                   RICHARD H. MILES, AS TRUSTEE U/I RICHARD
                                   H. MILES DATED AUGUST 15, 1994

                                   By:      _______________________________

                                   Its:     _______________________________

                                   JAMES W. MOORE REVOCABLE TRUST DATED
                                   AUGUST 24, 1992, JAMES W. MOORE AND
                                   JANE E. MOORE, TRUSTEES

                                   By:      _______________________________

                                   Its:     _______________________________

                                   JANE E. MOORE REVOCABLE TRUST DATED
                                   AUGUST 24, 1992, JANE E. MOORE AND JAMES
                                   W. MOORE, TRUSTEES

                                   By:      _______________________________

                                   Its:     _______________________________



                                   _______________________________
                                   WALTER T. O'HARA



                                   _______________________________
                                   MICHAEL G. PFEIFFER



                                   _______________________________
                                   SALLY A. POWERS



                                   _______________________________
                                   DAVID L. SHUMAN



                                   _______________________________
                                   MICHAEL A. SHUMAN



                                   _______________________________
                                   STANLEY S. SHUMAN



                                   _______________________________
                                   GEORGE S. TRACY AND AMY E. TRACY, AS
                                   JOINT TENANTS WITH RIGHTS OF
                                   SURVIVORSHIP

                                   _______________________________
                                   LOUIS C. TRIPOLI



                                   _______________________________
                                   CATHY L. VIVIRITO AND PHILIP A. VIVIRITO,
                                   AS JOINT TENANTS WITH RIGHTS OF
                                   SURVIVORSHIP

BUYER:                             TEAM HEALTH, INC.
                                   By:      ____________________________________
                                   Name:    ____________________________________
                                   Title:   ____________________________________

                                   Its:     _______________________________

Each of the Individual Covenantors set forth below hereby (i) agrees to be bound by and subject to such Individual Covenantor's obligations under Article 12 of the Agreement and (ii) guarantees the full and prompt performance of the trust, if any, which is a Seller under the Agreement and the name of which includes the name of such Individual Covenantor, under the Agreement and the other agreements contemplated by the Agreement.



                                   _______________________________
                                   JULIAN L. CARR, JR.



                                   _______________________________
                                   RICHARD H. MILES



                                   _______________________________
                                   JAMES MOORE

Each of the individuals set forth below hereby guarantees the full and prompt performance of the trust, which is a Seller under the Agreement and the name of which includes the name of such individual, under the Agreement and the other agreements contemplated by the Agreement.

                                   _______________________________
                                   CATHY L. VIVIRITO



                                   _______________________________
                                   GEORGE S. TRACY



                                   _______________________________
                                   MELVIN M. MAHONEY

                               SCHEDULE OF SELLERS

               NAME OF SELLER                                      SELLER ADDRESS
               --------------                                      --------------
ARAMARK ORGANIZATIONAL SERVICES, INC.                  ARAMARK Tower
                                                       1101 Market Street
                                                       Philadelphia, PA  19107
                                                       ATTN:  BARBARA AUSTELL

MADISON DEARBORN CAPITAL PARTNERS, L.P.                Three First National Plaza
                                                       Suite 3800
                                                       Chicago, IL  60602
                                                       ATTN:  TIM SULLIVAN

HEALTHCARE EQUITY PARTNERS, L.P.                       200 West Madison Street
                                                       Suite 1910
                                                       Chicago, IL  60606
                                                       ATTN:  KEN O'KEEFE

HEALTHCARE EQUITY QP PARTNERS, L.P.                    200 West Madison Street
                                                       Suite 1910
                                                       Chicago, IL  60606
                                                       ATTN:  KEN O'KEEFE

PRUDENTIAL PRIVATE EQUITY INVESTORS III, L.P.          717 5th Avenue, Suite 1100
                                                       New York, NY  10022
                                                       ATTN:  DANA O'BRIEN

ALLEN & COMPANY INCORPORATED                           711 Fifth Avenue
                                                       9th Floor
                                                       New York, NY  10022
                                                       ATTN:  KIM WIELAND

STANLEY S. SHUMAN                                      C/o Allen &Company Incorporated
                                                       711 Fifth Avenue
                                                       9th Floor
                                                       New York, NY  10022
                                                       ATTN: KIM WIELAND

DAVID L. SHUMAN                                        C/o Allen &Company Incorporated
                                                       711 Fifth Avenue
                                                       9th Floor
                                                       New York, NY  10022
                                                       ATTN: KIM WIELAND

               NAME OF SELLER                                      SELLER ADDRESS
               --------------                                      --------------
MICHAEL A. SHUMAN                                      c/o Allen &Company Incorporated
                                                       711 Fifth Avenue
                                                       9th Floor
                                                       New York, NY  10022
                                                       ATTN:  KIM WIELAND

ERAN ASHANY                                            c/o Allen &Company Incorporated
                                                       711 Fifth Avenue
                                                       9th Floor
                                                       New York, NY  10022
                                                       ATTN:  KIM WIELAND

WALTER T. O'HARA                                       c/o Allen &Company Incorporated
                                                       711 Fifth Avenue
                                                       9th Floor
                                                       New York, NY  10022
                                                       ATTN:  KIM WIELAND

NORTHWESTERN UNIVERSITY                                633 Clark Street
                                                       Evanston, IL  60208.1122
                                                       ATTN:  DAVID WAGNER

JULIAN L. CARR JR. AND EILEEN M. CARR, TRUSTEES OF     c/o Spectrum Holdings of Delaware, LLC
THE JULIAN L. CARR, JR. REVOCABLE TRUST U/T/A DATED    12647 Olive Blvd.
JANUARY 15, 1993                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

LATOUR PARTNERSHIP, L.P.                               c/o Spectrum Holdings of Delaware, LLC
                                                       12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052
                                                       ATTN:  JULIAN L. CARR, JR.

               NAME OF SELLER                                      SELLER ADDRESS
               --------------                                      --------------
RICHARD H. MILES, AS TRUSTEE U/I RICHARD H. MILES      c/o Spectrum Holdings of Delaware, LLC
DATED AUGUST 15, 1994                                  12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

JAMES W. MOORE REVOCABLE TRUST DATED AUGUST 24,        c/o Spectrum Holdings of Delaware, LLC
1992, JAMES W. MOORE AND JANE E. MOORE, TRUSTEES       12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

JANE E. MOORE REVOCABLE TRUST DATED AUGUST 24, 1992,   c/o Spectrum Holdings of Delaware, LLC
JANE E. MOORE AND JAMES W. MOORE, TRUSTEES             12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

MICHAEL G. PFEIFFER                                    c/o Spectrum Holdings of Delaware, LLC
                                                       12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

CATHY L. VIVIRITO AND PHILIP A. VIVIRITO, AS JOINT     c/o Spectrum Holdings of Delaware, LLC
TENANTS WITH RIGHTS OF SURVIVORSHIP                    12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

SALLY A. POWERS                                        c/o Spectrum Holdings of Delaware, LLC
                                                       12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

RUTH E. KIM                                            c/o Spectrum Holdings of Delaware, LLC
                                                       12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

               NAME OF SELLER                                      SELLER ADDRESS
               --------------                                      --------------
LOUIS C. TRIPOLI                                       c/o Spectrum Holdings of Delaware, LLC
                                                       12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

GEORGE S. TRACY AND AMY E. TRACY, AS JOINT TENANTS     190 Haversham Drive
WITH RIGHTS OF SURVIVORSHIP                            Colorado Springs, CO  80906

MELVIN M. MAHONEY AND PAULA MAHONEY, AS JOINT          c/o Spectrum Holdings of Delaware, LLC
TENANTS WITH RIGHTS OF SURVIVORSHIP                    12647 Olive Blvd.
                                                       P. O. Box 419052
                                                       St. Louis, MO  63141.9052

JOHN T. CROTTY                                         Crobern, Inc.
                                                       709 Mountain Road
                                                       Lake Bluff, IL  60044